Exhibit 10.27

LICENSE AGREEMENT

This LICENSE AGREEMENT (the “Agreement”) is entered into as of December 27th, 2024 (the “Effective Date”), by and between Jiangsu Hengrui Pharmaceuticals Co., Ltd., organized under the laws of the People’s Republic of China, having an address at No. 7 Kunlunshan Road, Lianyungang, Jiangsu Province 222047, China and its Affiliates (“Hengrui”), and IDEAYA Biosciences, Inc., organized under the laws of Delaware, having an address at 5000 Shoreline Court, Suite 300, South San Francisco, California 94080 U.S.A. (“Ideaya”). Hengrui and Ideaya may be referred to herein individually as a “Party” or collectively as the “Parties”.

RECITALS

Whereas, Ideaya is a precision medicine biotechnology company that focuses on discovering, developing, and commercializing targeted therapeutics for patients to treat cancer;

Whereas, Hengrui is a biotechnology company that possesses intellectual property relating to certain antibody-drug-conjugates; and

Whereas, Ideaya desires to obtain from Hengrui, and Hengrui desires to grant to Ideaya, an exclusive license to develop and commercialize products containing such antibody-drug- conjugates, all under the terms and conditions set forth herein.

Now, Therefore, in consideration of the foregoing premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Ideaya and Hengrui hereby agree as follows:

AGREEMENT

ARTICLE 1 DEFINITIONS

1.1
“Acceptance” means, with respect to an IND for a Licensed Product, that [***]

have passed since such IND has been submitted to the FDA, unless the FDA notifies the sponsor that the investigations described in the IND are subject to a clinical hold, or on earlier notification by FDA that the clinical investigations in the IND may begin.

1.2
“ADC(s)” means a compound consisting of an Antibody conjugated to a drug(s).
1.3
“Affiliate” means, with respect to any party, any entity that, now or in the future, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such party, but for only so long as such control exists. As used in this Section 1.3, “control” means (a) to possess, directly or indirectly, the power to direct the management or policies of an entity, whether through ownership of voting securities, by contract relating to voting rights, or corporate governance; or (b) direct or indirect beneficial ownership of fifty percent (50%) or more (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of the voting share capital or other equity interest in such entity.
1.4
“Alliance Manager” has the meaning set forth in Section 3.7(f).

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.27

1.5
“Antibody” means a molecule comprising or containing: (a) one or more immunoglobulin variable domains; (b) fragments, variants, modifications, or derivatives of such immunoglobulin variable domains irrespective of origin or source; or (c) the nucleic acid consisting of a sequence of nucleotides encoding (or complementary to a nucleic acid encoding) the foregoing molecules in clause (a) or (b). The molecules described in clause (a) or (b) can be fused to any immunoglobulin constant domains, for example, CH1, CH2, CH3, or CL, or a combination thereof.
1.6
“API” means active pharmaceutical ingredient. For clarity, drug delivery vehicles, adjuvants, and excipients shall not be deemed to be APIs, except in the case where such delivery vehicle, adjuvant, or excipient is recognized by the FDA as an active ingredient in accordance with 21 CFR 210.3(b)(7).
1.7
“Applicable Laws” means the applicable provisions of any and all national, supranational, regional, state, and local laws, treaties, statutes, rules, regulations, administrative codes, guidance, ordinances, judgments, decrees, directives, injunctions, orders, permits of or from any Governmental Authority having jurisdiction over or related to the subject item, including the

U.S. Food, Drug and Cosmetic Act (21 U.S.C. §301 et seq.), Prescription Drug Marketing Act, the Generic Drug Enforcement Act of 1992 (21 U.S.C. §335a et seq.), U.S. Patent Act (35 U.S.C. §1 et seq.), Federal Civil False Claims Act (31 U.S.C. §3729 et seq.), and the Anti-Kickback Statute (42 U.S.C. §1320a-7b et seq.), all as amended from time to time, together with any rules, regulations, and compliance guidance promulgated thereunder.

1.8
“Arising IP” has the meaning set forth in Section 8.2.
1.9
“BLA” means (a) a Biologics License Application as defined in the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq., as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto), or (b) any corresponding foreign application in the Territory, including, with respect to the EU, an MAA filed with the EMA pursuant to the Centralized Approval Procedure or with the applicable Regulatory Authority of a country in Europe with respect to the mutual recognition or any other national approval procedure.
1.10
“Business Day” means a day other than Saturday, Sunday or any other day on which commercial banks located in the State of New York, U.S. or Beijing, China are authorized or obligated by Applicable Laws to close.
1.11
“Calendar Quarter” means each respective period of three (3) consecutive months ending on March 31, June 30, September 30, and December 31.
1.12
“Calendar Year” means each respective period of twelve (12) consecutive months ending on December 31.
1.13
“Change of Control” means, with respect to a Party, (a) any acquisition, assignment, transfer, or other disposition, of all or substantially all of such Party’s business or assets by or to a Third Party, (b) any reorganization or combination, whether by operation of law or otherwise, including a consolidation and merger, of such Party with or into any other entity, (c) any change in the shareholding of such Party in which the shareholders of such Party immediately prior to such change own less than fifty percent (50%) of such Party immediately after such change, (d) any circumstances in which a Third Party obtains the power, directly or indirectly, to

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.27

direct or cause the direction of the management or policies of such Party, or (e) the effectuation by the Party of a transaction or series of related transactions in which fifty percent (50%) or more of the voting power of the Party is transferred.
1.14
“Claim” has the meaning set forth in Section 10.1.
1.15
“Clinical Supply Agreement” has the meaning set forth in Section 5.4.
1.16
“CMC” means chemistry, manufacturing, and control.
1.17
“CMO” means contract manufacturing organization.
1.18
“Combination Product” means: (a) a pharmaceutical product that consists of a Licensed Compound and at least one other API that is not a Licensed Compound; or (b) any combination of a Licensed Product and another pharmaceutical product that contains at least one other API that is not a Licensed Compound, where such products are not formulated together but are sold together as a single product and invoiced as one product. The other API(s) in clause (a) and the other pharmaceutical product(s) in clause (b) are each referred to as the “Other Product(s)”.
1.19
“Commercial Supply Agreement” has the meaning set forth in Section 5.5.
1.20
“Commercialization” means the conduct of all activities undertaken in support of the promotion, marketing, sale and distribution (including importing, exporting, transporting, customs clearance, warehousing, invoicing, handling, and delivering Licensed Products to customers) of Licensed Products, including: (a) sales force efforts, detailing, commercial strategy, advertising, medical education, planning, marketing, sales force training, and sales and distribution (including pricing and reimbursement activities), (b) post-approval clinical trials, and (c) data generation efforts (e.g., RWE, HEOR studies, etc.). “Commercialize” and “Commercializing” have correlative meanings.
1.21
“Commercially Reasonable Efforts” means, with respect to the efforts to be expended, or considerations to be undertaken, by a Party or its Affiliate with respect to any objective, activity, or decision to be undertaken hereunder, [***].
1.22
“Commercial Milestone Payment” has the meaning set forth in Section 6.3(a).
1.23
“Confidential Information” of a Party means all Know-How, materials, or other proprietary scientific, marketing, financial, or commercial information that is disclosed by or on behalf of such Party or any of its Affiliates or otherwise made available to the other Party or any of its Affiliates, whether made available orally, in writing, or in electronic form, whether before, on, or after the Effective Date. The existence and terms of this Agreement are the Confidential Information of both Parties, and the Licensed Know-How is the Confidential Information of Hengrui.
1.24
“Confidentiality Agreement” means the Mutual Nondisclosure Agreement between Hengrui and Ideaya, dated as of July 30, 2024.
1.25
“Control” or “Controlled” means, with respect to any materials, Know-How, Patents, or other Intellectual Property, the legal authority or right (whether by ownership, license, or otherwise, but without taking into account any rights granted by one Party to the other Party

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.27

pursuant to this Agreement) of a Party to grant access, a license, or a sublicense of or under such materials, Know-How, Patents, or other Intellectual Property to the other Party, or to otherwise disclose proprietary or trade secret information to such other Party, without [***].
1.26
“Cover” means, with respect to a Valid Claim in a country and a Licensed Product, that such claim (for clarity, with respect to Valid Claim of a patent application, if such pending claim were to issue in an issued patent without modification) would be infringed, absent a license, by the use, offer for sale, sale, or importation or other Exploitation of such Licensed Product in such country.
1.27
“CRO” means any Third Party contract research organization.
1.28
“Data” means any and all scientific, technical, or test data pertaining to any Licensed Compound or Licensed Product that is generated by or on behalf of Hengrui or its Affiliates or, to the extent such data is Controlled by Hengrui, by or on behalf of its licensees, or by or on behalf of Ideaya or its Affiliates or, to the extent Controlled by Ideaya, its Sublicensees, including research data, clinical pharmacology data, CMC data (including analytical and quality control data and stability data), pre-clinical data, clinical data, clinical study reports, or submissions made in association with an IND or MAA with respect to any Licensed Compound or Licensed Product.
1.29
“Develop” means to research or develop (including clinical, nonclinical, and CMC development), analyze, test, and conduct preclinical, clinical, and all other regulatory trials for a Licensed Compound or Licensed Product, as well as all related regulatory activities and any and all activities pertaining to new indications, pharmacokinetic studies, and all related activities including work on new formulations, new methods of treatment, and CMC activities including new manufacturing methods. “Developing” and “Development” have correlative meanings.
1.30
“Development Milestone Payment” has the meaning set forth in Section 6.2(a).
1.31
“Development Plan” has the meaning set forth in Section 3.2(a).
1.32
“Direct License” has the meaning set forth in Section 12.5(b).
1.33
“Distributor” means, with respect to a country, any Third Party that is used by pharmaceutical manufacturers generally in such country on a non-exclusive basis, and without any license grant or other right from Ideaya or any of its Sublicensees under any Intellectual Property, to distribute finished, packaged pharmaceutical products to pharmacies, managed care organizations, governmental agencies, and other group purchasing organizations (e.g., pharmaceutical benefits managers) and the like in such country. For clarity, a Distributor of a Licensed Product in a country shall not include any person or entity that has been granted a right, whether by license or otherwise and whether express or implied (including by subcontract or agency), by Ideaya or its Affiliates to Manufacture any such Licensed Product.
1.34
“Divisional Specified Patent” has the meaning set forth in Section 8.4(a)(iii).
1.35
“DLL3” means Delta-like ligand 3.
1.36
“Documents” means all materials and documents that arise from any Development, Manufacture, or Commercialization of any Licensed Compound or Licensed

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.27

Products.
1.37
“EMA” means the European Medicines Agency or any successor entity thereto.
1.38
“EU” means all countries that are officially recognized as member states of the European Union or the European Economic Area at the Effective Date and any country that becomes a member state of European Union or the European Economic Area at any particular time. For clarity, countries that are officially recognized as member states of European Union or the European Economic Area as of the Effective Date but subsequently cease to be member states will continue to be treated as member states of European Union or the European Economic Area in connection with this Agreement. Without limiting the foregoing, the following are included in the definition of “EU”: the United Kingdom, Switzerland, Iceland, Liechtenstein and Norway. For clarity, as of the Effective Date, European Union consists of Austria, Belgium, Bulgaria, Croatia, Cyprus, Czechia, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, The Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain and Sweden.
1.39
“Executive Officers” has the meaning set forth in Section 13.1.
1.40
“Exploit” means to make, use, sell, offer for sale, or import, including to research, Develop, Manufacture, Commercialize, register, hold, or keep (whether for disposal or otherwise), transport, distribute, promote, market, or otherwise dispose of, or to have any of the foregoing performed. “Exploiting” and “Exploitation” have correlative meanings.
1.41
“Export Control Laws” means (a) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered, or enforced by the U.S. government, including the International Emergency Economic Powers Act (50 U.S.C. §§ 1701–1706), Section 999 of the Internal Revenue Code, the U.S. customs laws at Title 19 of the U.S. Code, the Export Control Reform Act of 2018 (50 U.S.C. §§ 4801-4861), the Export Administration Regulations (15 C.F.R. Parts 730-774), the U.S. customs regulations at 19 C.F.R. Chapter 1, and the Foreign Trade Regulations (15 C.F.R. Part 30); and (b) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered or enforced by any other country, except to the extent inconsistent with U.S. law.
1.42
“FCPA” means the U.S. Foreign Corrupt Practices Act (15 U.S.C. Section 78dd-1, et. seq.), as amended.
1.43
“FDA” means the United States Food and Drug Administration or any successor entity thereto.
1.44
“Field” means any and all uses.
1.45
“First Commercial Sale” means, on a Licensed Product–by–Licensed Product and country-by-country basis, the first sale by Ideaya or any of its Affiliates or Sublicensees to a Third Party of a Licensed Product in a given country in the Territory, after Regulatory Approval has been granted with respect to such Licensed Product in such country. Any sale of Licensed Product by Ideaya to its Affiliate or Sublicensee will not constitute a First Commercial Sale. [***].
1.46
“FTE” means the equivalent of [***] working full time for [***] (consisting of a total of [***] hours per year (or such other number as may be agreed by the JSC)) of scientific or

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.27

technical work (or scientific managerial work) undertaken by a Party’s employees, as applicable.
1.47
“Generic Product” means, with respect to a Licensed Product in a particular regulatory jurisdiction, any pharmaceutical product that (a) (i) contains the same API as the Licensed Compound in such Licensed Product and is approved by the Regulatory Authority in such country; (ii) is a biologic product (A) for which the licensing, approval, or marketing authorization relies in whole or in part on a prior licensing, approval, or marketing authorization granted such Licensed Product, (B) that is “biosimilar” to such Licensed Product, as the term “biosimilar” is defined in 42 U.S.C. § 262(i)(2), or (C) that has been licensed by the FDA or other Regulatory Authority outside of the United States by reference to such Licensed Product, as set forth at 42 USC 262(k)(4) or other analogous applicable Law outside of the United States; or (iii) is approved by the Regulatory Authority in such country as a substitutable generic for such Licensed Product; and (b) is sold in such jurisdiction by a Third Party that is not a Sublicensee or Distributor and did not purchase such product in a chain of distribution that included any of Ideaya or its Affiliates, Sublicensees or Distributors.
1.48
“Governmental Authority” means any national, international, federal, state, provincial, or local government, or political subdivision thereof, or any multinational organization or any authority, agency, or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power, any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).
1.49
“Greater China” means the Mainland China, Hong Kong, Macao, and Taiwan.
1.50
“Hengrui Know-How” has the meaning set forth in Section 8.2.
1.51
“Hengrui Platform” means technology Controlled by Hengrui to the extent relating to [***].
1.52
“Hengrui Representative” has the meaning set forth in Section 10.2.
1.53
“ICC” has the meaning set forth in Section 13.2(a).
1.54
“ICC Rules” has the meaning set forth in Section 13.2(a).
1.55
“Ideaya Know-How” has the meaning set forth in Section 8.2.
1.56
“Ideaya Patent” has the meaning set forth in Section 8.4(c).
1.57
“Ideaya Representative” has the meaning set forth in Section 10.1.
1.58
“IND” means an investigational new drug application, clinical trial authorization or equivalent application filed with the applicable Regulatory Authority, which application is required to commence human clinical trials in the applicable country.
1.59
“Indemnitee” has the meaning set forth in Section 10.3.
1.60
“Indemnitor” has the meaning set forth in Section 10.3.
1.61
“Indirect Tax” has the meaning set forth in Section 7.3(c).

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.27

1.62
“Information” means any information, Inventions, concepts, compounds, compositions, formulations, formulas, practices, procedures, processes, methods, knowledge, know-how, trade secrets, technology, techniques, designs, drawings, correspondence, computer programs, documents, apparatus, results, strategies, regulatory documentation, information and submissions pertaining to, or made in association with, filings with any Government Authority or patent office, data, including pharmacological, toxicological, non-clinical and clinical data, analytical and quality control data, manufacturing data and descriptions, patent and legal data, market data, financial data or descriptions, devices, assays, chemical formulations, specifications, material, product samples and other samples, physical, chemical and biological materials and compounds, and the like, in written, electronic, oral or other tangible or intangible form, now known or hereafter developed, whether or not patentable, but excluding any Patents.
1.63
“Initial Licensed Know-How” means such Know-How and related materials Controlled by Hengrui existing as of the Effective Date that are necessary or reasonably useful for Development of the Licensed Compound in the Field in the Territory as and to the extent set forth in Exhibit 1.63.
1.64
“Initiate” or “Initiation” means, with respect to a clinical trial, the first dosing of the first subject in such clinical trial.
1.65
“Intellectual Property” means all worldwide intellectual property or industrial property rights created, arising under or recognized by any laws or Governmental Authority, including (a) Patents, (b) Know-How, (c) trademarks, service marks, logos, product names and slogans, symbols, trade dress, trade names, d/b/a’s, domain names and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same, (d) published and unpublished works of authorship whether or not copyrightable, including computer software programs, databases and other compilations of information, copyrights in and to the foregoing, together with all common law rights and moral rights therein, and any applications and registrations therefor, including extensions, renewals, derivatives, translations, adaptations and combinations of the above and (e) any other similar intellectual property or industrial property rights anywhere in the world.
1.66
“Inventions” means all inventions, whether or not patentable, discovered, made, conceived, or conceived and reduced to practice, in the course of activities performed under this Agreement.
1.67
“Joint Inventions” has the meaning set forth in Section 8.2.
1.68
“Joint Know-How” has the meaning set forth in Section 8.2.
1.69
“Joint Patent” has the meaning set forth in Section 8.2.
1.70
“JSC” has the meaning set forth in Section 3.7(a).
1.71
“Know-How” means all Data, Regulatory Filings, Information, Inventions, and Documents.
1.72
“Knowledge” means, with respect to a matter that is the subject of a given representation or warranty of Hengrui,[***].

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.27

1.73
“Licensed Compound” means (a) the ADC Controlled by Hengrui or its Affiliates and designated as “SHR-4849”, which Antibody is conjugated to a drug that is designed to bind, interact with, inhibit, or otherwise modulate topoisomerase, as set forth on Exhibit 1.73, and [***].
1.74
“Licensed Know-How” means any and all Know-How Controlled by Hengrui as of the Effective Date or at any time during the Term that is necessary or reasonably useful to Exploit any Licensed Compound or Licensed Product in the Field in the Territory, including, for clarity, the Initial Licensed Know-How and any and all Hengrui Know-How or Hengrui Sole Inventions.
1.75
“Licensed Patents” means any and all patents and patent applications Controlled by Hengrui as of the Effective Date or at any time during the Term that (a) claim the composition of matter of, or the method of making or using, any Licensed Compound or Licensed Product in the Field in the Territory, or (b) otherwise are necessary or reasonably useful to Exploit any Licensed Compound or Licensed Product in the Field in the Territory, including, for clarity, any patents and patent applications Controlled by Hengrui that claim, or that otherwise that are necessary or reasonably useful to Exploit any, Hengrui Know-How or Hengrui Sole Inventions; in each case including all continuations, continuations-in-part, divisionals, reissues, reexaminations, extensions, term restorations, registrations, re-instatements, amendments, or corrections thereof, including those set forth on Exhibit 1.75, and any and all foreign equivalents of any of the foregoing.
1.76
“Licensed Product” means one or more pharmaceutical products containing a Licensed Compound (alone or with one or more other active ingredient(s)), in any forms, presentations, delivery systems, dosages, strengths, and formulations; provided, however, Licensed Product excludes any pharmaceutical products containing (a) any other proprietary compound of Hengrui or its Affiliates (other than the Licensed Compound); or (b) any proprietary compound licensed to Hengrui or its Affiliates by a Third Party.
1.77
“Licensed Technology” means the Licensed Know-How and Licensed Patents, including Hengrui’s interest in the Joint Know-How, Joint Inventions, and Joint Patents.
1.78
“Losses” has the meaning set forth in Section 10.1.
1.79
“Manufacture” and “Manufacturing” mean activities directed to manufacturing, processing, filling, finishing, packaging, labeling, quality control, quality assurance testing and release, post-marketing validation testing, stability testing, inventory control and management, storing and transporting the Licensed Compound or the Licensed Products, but excluding Development or Commercialization.
1.80
“MAA” means a marketing authorization application or equivalent application, including a BLA or NDA and any necessary Pricing and Reimbursement Approvals, and all amendments and supplements thereto, filed with the applicable Regulatory Authority in any country or jurisdiction.
1.81
“Major Biopharmaceutical Company” means a company headquartered in U.S., EU or Japan that is primarily involved in the research, development, manufacturing, and marketing of biotechnology-based pharmaceutical products, having annual sales of pharmaceutical products of at least [***] (or its equivalent in another currency) in the year prior to the grant of a sublicense under Section 2.2.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.27

1.82
“Major Market” has the meaning set forth in Section 4.2.
1.83
“NDA” means a New Drug Application (or similar application), as defined in the Federal Food, Drug, and Cosmetic Act, as amended, and applicable regulations promulgated thereunder by the FDA (or an equivalent foreign agency).
1.84
“Net Sales” means, with respect to any Licensed Product, [***] for sales or other disposition of such Licensed Product by or on behalf of Ideaya or its Affiliates or Sublicensees (or Sublicensee’s Affiliates) (each a “Selling Party”) to Third Parties (other than Sublicensees and their Affiliates), less the following deductions to the extent included in the gross invoiced sales price for such Licensed Product or otherwise directly paid or actually incurred by a Selling Party and not otherwise recovered by or reimbursed to the Selling Parties, as applicable, with respect to the sale of such Licensed Product:

[***]

1.85
“Party Vote” has the meaning set forth in Section 3.7(e).
1.86
“Patents” means (a) all national, regional and international patents, certificates of invention, applications for certificates of invention, priority patent filings, and patent applications, or (b) any renewals, divisions, continuations (in whole or in part), or requests for continued examination of any of such patents, certificates of invention and patent applications, and any and all patents or certificates of invention issuing thereon, and any and all reissues, reexaminations, extensions, divisions, renewals, substitutions, confirmations, registrations, revalidations, revisions, and additions of or to any of the foregoing.
1.87
“Phase 1 Clinical Trial” means a human clinical trial of a Licensed Product in any country conducted in a small number of volunteers designed or intended to establish an initial safety profile, pharmacodynamics, or pharmacokinetics of a Product and that would satisfy the requirements of 21 CFR 312.21(a) or foreign equivalent.
1.88
“Phase 2 Clinical Trial” means a human clinical trial of a Licensed Product in any country to determine initial efficacy and determine the appropriate dose range and that would satisfy the requirements of 21 CFR 312.21(b) or foreign equivalent.
1.89
“Phase 3 Clinical Trial” means a pivotal human clinical trial of a Licensed Product in any country with a defined dose or a set of defined doses of a Licensed Product designed to ascertain efficacy and safety of such Licensed Compound or Licensed Product for the purpose of submitting applications for Regulatory Approval to the competent Regulatory Authorities and that would satisfy the requirements of 21 CFR 312.21(c) or foreign equivalent.
1.90
“Platform Patents” means all Licensed Patents, excluding any Product Patents, to the extent Covering the Hengrui Platform (or any improvements thereto), including those Licensed Patents identified as such in Exhibit 1.75 and any Patents issuing thereon, any divisional, continuation, continuation-in-part, reissue, reexamination, utility model, parent or extension thereof, any Patent that claims priority to or shares priority or a common specification therewith, and any foreign counterparts of any of the foregoing.
1.91
“PMDA” means the Pharmaceuticals and Medical Devices Agency of Japan or any successor entity thereto.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.27

1.92
“Pricing and Reimbursement Approval” means, with respect to a Licensed Product, the approval, agreement, determination, or decision of the applicable Regulatory Authority establishing the price or level of reimbursement for such Licensed Product, as required in a given country or jurisdiction prior to reimbursed (or insurance-covered) sale of such Licensed Product in such jurisdiction.
1.93
“Production Cell Line” has the meaning set forth in Section 6.6.
1.94
“Product Infringement” has the meaning set forth in Section 8.5(b)(i).
1.95
“Product Patents” means (a) all Licensed Patents identified as Product Patents in Exhibit 1.75 and (b) any other Licensed Patents that relate solely to the Licensed Compound(s) or Licensed Product(s) (e.g., do not relate to compounds or products that are not Licensed Compound(s) or Licensed Product(s)), including any Patents filed pursuant to the last sentence of Section 8.4(a)(iii).
1.96
“Regulatory Approval” means any and all approvals, licenses, registrations, permits, notifications, and authorizations (or waivers) of any applicable Regulatory Authority, including Pricing and Reimbursement Approvals, that are necessary for the manufacture, use, storage, import, transport, promotion, marketing, distribution, offer for sale, sale, or other Commercialization of a Licensed Product in a given country or regulatory jurisdiction.
1.97
“Regulatory Authority” means any applicable Governmental Authority responsible for granting Regulatory Approvals for Licensed Products, including the FDA, the EMA, and any corresponding national or regional regulatory authorities.
1.98
“Regulatory Filings” means any regulatory application, submission, notification, communication (including meeting minutes), correspondence, registration, briefing documents, and other filings made to, received from, or otherwise conducted with a Regulatory Authority in order to Develop, Manufacture, or Commercialize a Licensed Compound or Licensed Product in a particular country or jurisdiction, including any IND, MAA, or Regulatory Approval.
1.99
“Royalty-Bearing Licensed Product” has the meaning set forth in Section 6.4(a).
1.100
“Royalty Floor” has the meaning set forth in Section 6.4(f).
1.101
“Royalty Term” has the meaning set forth in Section 6.4(b).
1.102
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or the United Kingdom.
1.103
“SEC” means the U.S. Securities and Exchange Commission, or any successor entity.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.27

1.104
“Selling Party” has the meaning set forth in Section 1.84.
1.105
“Sigma” means Sigma-Aldrich (Shanghai) Co., Ltd. and Sigma-Aldrich

(Shanghai) Trading Co., Ltd., Merck KGaA companies, with a principal place of business at 15- 18F, No.3, Building C, The New Bund World Trade Center (Phase II) Lane 227 Dongyu Road, Pudong New District Shanghai 200126, China.

1.106
“Sole Inventions” has the meaning set forth in Section 8.2.
1.107
“Specified Patent” means [***].
1.108
“Sublicense Agreement” has the meaning set forth in Section 2.2.
1.109
“Sublicense Fees” means all non-creditable, non-refundable upfront licensee fee or Development milestone payments received by Ideaya or its Affiliates, in consideration for the grant, under Section 2.2, of a sublicense under the Licensed Technology, pursuant to any Sublicense Agreement executed on or before [***] and all non-creditable, non-refundable upfront payments received by Ideaya or its Affiliates in consideration for the assignment or transfer of all or substantially all of the rights under the Licensed Technology to a Third Party, but for clarity excluding in connection with any Change of Control of Ideaya (such agreement assigning or transferring such rights an “Assignment Agreement”); provided that [***].
1.110
“Sublicensee” means a Third Party or an Affiliate of Ideaya to which Ideaya grants a sublicense under Section 2.2, under the Licensed Technology, to Develop, Manufacture or Commercialize any Licensed Compound or Licensed Product in the Field in the Territory, as the case may be, other than a Distributor. In no event will Hengrui or any of its Affiliates be deemed a Sublicensee. Notwithstanding the foregoing, a party appointed by Ideaya or its Affiliates to distribute, market, or sell Licensed Product, where such party makes royalty or other payments (other than the purchase price of Licensed Product) to Ideaya or its Affiliates, will be deemed to be a Sublicensee.
1.111
“Territory” means worldwide other than Greater China.
1.112
“Term” has the meaning set forth in Section 12.1.
1.113
“Third Party” means any entity other than Ideaya or Hengrui or an Affiliate of Ideaya or Hengrui.
1.114
“Transferred Materials” has the meaning set forth in Section 5.3.
1.115
“Tri-Party Agreement” has the meaning set forth in Section 6.6.
1.116
“U.S.” means the United States of America, including its territories and possessions.
1.117
“Valid Claim” means (a) a claim of an issued and unexpired patent that has not been revoked or held unenforceable or invalid by a court or other governmental agency of competent jurisdiction in a final and non-appealable judgment (or judgment from which no appeal was taken within the allowable time period), and that has not been lapsed, been revoked, cancelled

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.27

or abandoned, been donated to the public, finally disclaimed, denied, or held finally invalid or unenforceable by a court of competent jurisdiction in an unappealed or unappealable decision and which has not been held unenforceable through disclaimer or otherwise (b) a claim of a pending patent application that has been pending for no longer than [***] from its filing date and that was filed and has been pending and is being prosecuted in good faith and has not been lapsed, been revoked, cancelled or abandoned, been donated to the public, finally disclaimed, denied, or held finally invalid or unenforceable by a court of competent jurisdiction in an unappealed or unappealable decision and which has not been held unenforceable through disclaimer or otherwise.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.27

ARTICLE 2 GRANT OF LICENSES

2.1
Licenses to Ideaya. Subject to the terms and conditions of this Agreement,

Hengrui hereby grants to Ideaya, effective as of the Effective Date and during the Term, an exclusive (even as to Hengrui), royalty-bearing, non-transferable (except as set forth in Section 14.5), license, with the right to grant sublicenses solely as provided in Section 2.2, under the Licensed Technology to Exploit the Licensed Compound and Licensed Products in the Field in the Territory.

2.2
Sublicensing. Ideaya will have the right to grant sublicenses, through multiple tiers, under the licenses granted in Section 2.1 to its Affiliates and to Third Parties, provided that Ideaya will notify Hengrui of the grant of such sublicense and the identity of the applicable Sublicensee in writing, and provide to Hengrui a copy of such sublicense (which may be redacted for financial terms to the extent not relevant to Hengrui’s rights or obligations hereunder), in each case, no later than [***] following the grant of such sublicense agreement (“Sublicense Agreement”), and, with respect to the grant by Ideaya of any such sublicense to a Third Party in respect of the U.S., Japan or the EU to any such potential Sublicensee that is not a Major Biopharmaceutical Company at the time of the proposed sublicensing, Ideaya will obtain the written consent of Hengrui prior to entering into a Sublicense Agreement for the U.S., Japan or EU with such Third Party, such consent not to be unreasonably withheld, conditioned, or delayed. Ideaya will ensure that each sublicense granted under the licenses granted in Section 2.1 will be in writing and comply with all terms and conditions of this Agreement applicable to such Sublicensee and will require further sublicenses to comply with the terms and conditions hereof, in the same manner and to the same extent as Ideaya is bound hereby, and Ideaya shall remain responsible for the performance of this Agreement by the Sublicensees. Without limiting the foregoing, each Sublicense Agreement will contain the following provisions: (a) a requirement that the sublicensee comply with Article 11 with respect to the other Party’s Confidential Information; (b) requirements consistent with this Section 2.2 and the relevant terms of this Agreement; and (c) if such sublicense contains a right to Commercialize the Licensed Products, such Sublicense Agreement will also contain the following provisions: (i) a requirement that the Sublicensee submit applicable sales or other reports to Ideaya to the extent necessary or relevant to the reports required to be made or records required to be maintained by Ideaya under this Agreement and (ii) the audit requirement set forth in Section 7.4 (mutatis mutandis). For clarity, any attempted sublicense by Ideaya in violation of this Section 2.2 shall be void.
2.3
No Implied Licenses. Except as expressly set forth in this Agreement, neither Party will acquire any license or other intellectual property interest, by implication or otherwise, under or to any Intellectual Property Controlled by the other Party.
2.4
Disclosure and Transfer of Licensed Know-How.
(a)
Promptly after the Effective Date (but in no event later than [***] after the Effective Date), to the extent not already in Ideaya’s possession, Hengrui will transfer to Ideaya the Initial Licensed Know-How. As reasonably requested by Ideaya, Hengrui shall provide to Ideaya, reasonable access to personnel of Hengrui or its Affiliates familiar with the Licensed Compounds and Licensed Know-How, and shall facilitate transfer of supplier relationships to Ideaya. In addition, Hengrui will use good faith efforts to provide to Ideaya on an ongoing basis, any Data arising from Hengrui’s conduct of any clinical trial of any Licensed Product, in each case promptly, but no later than [***] following Ideaya’s reasonable request, provided that any such Data that is raw data may be subject to further quality control review after such provision to Ideaya.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.27

Notwithstanding anything to the contrary, Hengrui shall not be required to reduce to tangible embodiments any Know-How that does not already exist in such tangible embodiments in fulfillment of any of its obligations hereunder (including this Section 2.4 and Section 5.2).
(b)
Such access will be provided by teleconference, by electronic means, or in- person at Hengrui’s or its contractor’s facilities. At least [***], upon Ideaya’s reasonable request, Hengrui will provide to Ideaya or its permitted designee any material additional Licensed Know-How generated since the last such disclosure.
(c)
With respect to the Licensed Know-How transfer contemplated by Section 2.4(a), Hengrui will provide Ideaya with electronic copies of, and if reasonably requested by Ideaya, physical access to the originals of, any and all documents, electronic records and databases, samples, and other tangible materials included in the applicable Licensed Know-How. For clarity, Licensed Know-How shall include all material preclinical study reports that was generated by or on behalf of Hengrui or its Affiliates prior to the Effective Date, for any Licensed Compound or Licensed Product or incorporated (including any Data therein) in any Regulatory Filing for any Licensed Compound or Licensed Product.
(d)
Hengrui’s provision of any Licensed Know-How or access to its personnel, and conduct of any of its other obligations contemplated under this Section 2.4 shall be (i) at no cost or expense for the initial [***] FTE hours (the “FTE Cap”); and (ii) at a charge to Ideaya of [***] per FTE hour thereafter.
(e)
Each Party will provide the other Party with copies of Data that have been or are generated by or on behalf of such Party and its Affiliates in relation to Licensed Compound or Licensed Products. Hengrui will provide all Information (including all Data) under Sections 2.4 and 5.2 in the original language of such Information. Upon reasonable request by Ideaya and acceptance by Ideaya of the fee quote provided by Hengrui with respect thereto, Hengrui will provide the translation of any such documents into English at Ideaya’s sole cost and expense. For clarity, notwithstanding such disclosure, any such Data will remain the Confidential Information of the disclosing Party for purposes of this Agreement.
2.5
License Grant Back to Hengrui. In partial consideration for the rights granted to Ideaya hereunder, Ideaya hereby grants to Hengrui, an irrevocable, perpetual, non-terminable, exclusive (even as to Ideaya), royalty-free, fully paid-up, freely transferable license, with the right to freely grant sublicenses through multiple tiers, under any rights Controlled by Ideaya in Arising IP to Exploit the Licensed Compounds and Licensed Products in the Field in Greater China. Hengrui shall remain fully liable for any action or inaction by any of its sublicensees that would be a breach of the terms of this Agreement as if committed by Hengrui. Hengrui will ensure that each sublicense granted under the license granted in this Section 2.5 will be in writing and comply with all terms and conditions of this Agreement applicable to such sublicensee and will require further sublicenses to comply with the terms and conditions hereof, in the same manner and to the same extent as Hengrui is bound hereby, and Hengrui shall remain responsible for the performance of this Agreement by all sublicensees.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.27

ARTICLE 3 DEVELOPMENT

3.1
General. As between the Parties, Ideaya will be solely responsible, at its own expense, for the pre-clinical and clinical Development of such Licensed Compound and Licensed Products containing such Licensed Compound in the Field in the Territory. As between the Parties, Hengrui will be solely responsible, at its own expense, for the pre-clinical and clinical Development of such Licensed Compound and Licensed Products containing such Licensed Compound in the Field outside of the Territory.
3.2
Development Plans.
(a)
Development Plan. An initial development plan for Ideaya’s intended Development activities is set forth on Exhibit 3.2(a) (as amended in accordance with this Agreement, the “Development Plan”), and Ideaya will conduct such Development of the Licensed Compound under this Agreement in accordance with such Development Plan. Ideaya will be responsible for updating the Development Plan annually and will provide the JSC with each updated Development Plan that also includes a report on Ideaya’s Development activities.
(b)
Conflict. If the terms of a Development Plan contradict, or create inconsistencies or ambiguities with, the terms of this Agreement, then the terms of this Agreement will govern.
3.3
Conduct of Development Activities. Each Party will perform all Development activities in compliance with all Applicable Laws, including good scientific and clinical practices under the Applicable Laws of the country in which such activities are conducted.
3.4
Development Diligence. Ideaya will use Commercially Reasonable Efforts (but in no event less than such efforts that Ideaya would use for its Development activities with respect to its other programs) to Develop a Licensed Product pursuant to the Development Plan, and if such Development is successful, file at least one MAA for such Licensed Product in the Field in the Territory following the Effective Date. Without limiting the generality of the foregoing, Ideaya shall use Commercially Reasonable Efforts to Initiate a clinical trial of a Licensed Product in the Territory [***].
3.5
Use of Contractors. Each Party may perform its activities under this Agreement through one or more contractors, including distributors, in its reasonable discretion, provided that each contractor will be bound by a written agreement that is consistent with the terms and conditions of this Agreement, including terms regarding the confidentiality and non-use of Confidential Information no less stringent than those set forth in Article 11 and terms requiring assignment to such Party of all Intellectual Property that is necessary or useful for or otherwise related to the Development, Manufacture, or Commercialization of Licensed Compound or Licensed Products developed by each contractor in the course of performing any such work that are consistent with the terms and conditions of this Agreement.
3.6
Conduct of Regulatory Activities; Right of Reference; Pharmacovigilance.
(a)
Conduct of Regulatory Activities. Ideaya will be solely responsible, at its own expense, for (i) all regulatory activities related to Licensed Products in the Field in the Territory, including all Regulatory Filings and all communications with Regulatory Authorities, and (ii) preparing, filing, obtaining, and maintaining Regulatory Approvals for Licensed Products

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.27

in the Field in the Territory. Subject to Applicable Laws, Ideaya (or its Affiliate or other Sublicensee) will be the holder of all Regulatory Approvals for Licensed Products in the Field in the Territory. Without limiting the following, Ideaya shall use Commercially Reasonable Efforts to conduct all such regulatory activities, which shall include seeking Regulatory Approval in each of the Major Markets.
(b)
Right to Reference Regulatory Materials. Each Party hereby grants to the other Party a right of reference to all Regulatory Materials filed by such Party for Licensed Products solely for the purpose of seeking, obtaining and maintaining Regulatory Approvals for, and the Commercialization of, Licensed Products in such other Party’s respective territory.
(c)
Pharmacovigilance and Drug Safety Agreement. Before the receipt of regulatory approval for the commencement of any clinical trials in or for the Territory, the Parties will enter into a mutually acceptable drug safety data exchange agreement setting forth the Parties’ respective obligations in detail regarding pharmacovigilance and the exchange of global drug safety data for regulatory reporting and will revise such agreement for post-marketing surveillance purposes at an appropriate time before the receipt of approval of an MAA of a Licensed Product in the Territory.
3.7
Governance.
(a)
Formation; Purposes and Principles. Within [***] after the Effective Date, the Parties will form a joint steering committee (the “JSC”) to review and oversee certain activities of the Parties relating to the Development and Commercialization of the Licensed Compound and Licensed Products, to ensure coordination of Development and Commercial activities in and outside of the Territory, and to facilitate information sharing between the Parties with respect thereto. The JSC will be in existence from the date of its formation until the Parties mutually agree to disband the JSC.
(b)
Specific Responsibilities. The JSC will:

[***]

(c)
Membership. The JSC will be composed of a total of three (3) (or such other number agreed by the Parties) representatives appointed by each Party. Each individual appointed by a Party as a representative to the JSC will be an employee of such Party with sufficient seniority within the applicable Party to provide meaningful input and make decisions arising within the scope of the JSC’s responsibilities and have knowledge and expertise in the Development of compounds and products similar to the Licensed Compound and Licensed Products under this Agreement. Each Party may replace any of its JSC representatives at any time upon written notice to the other Party, which notice may be given by e-mail, sent to the other Party. Each JSC representative will be subject to confidentiality obligations no less stringent than those in Article 11.
(d)
Meetings. The JSC will hold meetings [***] during the Term for so long as the JSC exists, unless the Parties mutually agree in writing to a different frequency. Either Party may also call a special meeting of the JSC by providing at least [***] prior written notice to the other Party if such Party reasonably believes that a significant matter must be addressed prior to the next scheduled meeting. The JSC may meet in person or by audio or video conference as its representatives may mutually agree. Other representatives of the Parties (including relevant Alliance Managers), their Affiliates, and, only with the advance, written consent (not to be

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.27

unreasonably withheld, delayed, or conditioned) of both Parties, Third Parties involved in the Development of Licensed Compound and Licensed Products may be invited by the members of the JSC to attend meetings as observers; provided, however, that such representatives are subject to confidentiality obligations no less stringent than those set forth in Article 11.
(e)
Decision-Making. Each Party’s representatives on the JSC will collectively have one (1) vote (the “Party Vote”) on all matters before the JSC, and no action or decision will be taken by the JSC without a unanimous Party Vote (i.e., the affirmative Party Vote of each Party). If the JSC is not able to reach agreement with respect to a matter at a duly called meeting of the JSC, either Party may refer such matter to the Executive Officers for resolution, and the Executive Officers will attempt to resolve the matter in good faith. If the Executive Officers fail to resolve such matter within [***] after the date on which the matter is referred to the Executive Officers (unless a longer period is agreed to by the Parties), then the Executive Officer of Ideaya will have final decision-making authority on all matters relating to the Licensed Compounds and Licensed Products in the Territory, and Hengrui will have final decision- making authority on all matters relating to the Licensed Compounds and Licensed Products outside of the Territory; [***]. Either Party may submit for resolution, pursuant to Section 13.1, to the Executive Officers any such disputes that are unable to be resolved under this Section 3.7(e) in accordance with such final decision-making authority. Notwithstanding the foregoing or anything contained herein, neither the JSC nor a Party through exercise of its final decision-making authority will have the right or authority to amend or waive any of the terms or conditions of this Agreement or otherwise determine any matter outside the authority of the JSC or that expressly requires mutual agreement of the Parties under this Agreement, or to increase or materially change the other Party’s obligations under this Agreement.
(f)
Alliance Managers. Each Party will appoint an individual, who is an employee of such Party, to act as a project manager (the “Alliance Manager”) who will be responsible for (i) providing a single point of communication within the Parties’ respective organizations and between the Parties with respect to this Agreement, including any issues that may arise that it may be possible to resolve without (or prior to) escalation to the JSC, and (ii) implementing and coordinating activities and facilitating the exchange of information between the Parties. The Alliance Managers will be responsible for facilitating the flow of information and otherwise promoting communication, coordination and collaboration between the Parties. Each Party may replace its Alliance Manager at any time upon written notice to the other Party.
3.8
Audits.
(a)
If a Regulatory Authority desires to conduct an inspection or audit of any Ideaya facility or any Affiliate or Third Party facility under contract with Ideaya with regard to the Development of a Licensed Product, then Ideaya will notify Hengrui as soon as practicably possible after receipt of such notification of such audit or inspection and provide copies of any materials provided to it by the applicable Regulatory Authority to the extent relating to such Licensed Product; provided that Ideaya will not be required to notify Hengrui of audits or inspections that are of a routine nature or to the extent they do not relate to Development of such Licensed Product, except where such audits result in communications or actions of such Regulatory Authority which have an impact upon such Licensed Product. In addition, if a Regulatory Authority conducts an unannounced inspection or audit of any Ideaya facility or any Affiliate or Third Party facility under contract with Ideaya with regard to Development of a Licensed Product, then Ideaya will notify Hengrui as promptly as practicable after, but in any event within [***] of, commencement of such audit or inspection. Ideaya will cooperate, and will use reasonable efforts to cause the contract

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.27

facility to cooperate, with such Regulatory Authority and Hengrui during such inspection or audit. Following receipt of the inspection or audit observations of such Regulatory Authority, Ideaya will promptly provide Hengrui with a copy of the inspection or audit report to the extent relating to such Licensed Product and also provide Hengrui with copies of any written communications received from Regulatory Authorities with respect to such facilities in a timely manner after receipt, to the extent such written communications relate to Development of such Licensed Product, and will prepare the response to any such observations. Ideaya will provide Hengrui with a copy of any proposed response to such communications and will consider in good faith including Hengrui’s reasonable comments with respect to such proposed response. Ideaya agrees to conform its activities under this Agreement to any commitments made in such a response.
(b)
If a Regulatory Authority desires to conduct an inspection or audit of any Hengrui facility or any Affiliate or Third Party facility under contract with Hengrui, in each case with regard to any Hengrui clinical trial Information provided to Ideaya under this Agreement that Ideaya has submitted to such Regulatory Authority in order to obtain Regulatory Approval of the Licensed Product or Manufacture of Licensed Compound or Licensed Product supplied to Ideaya under this Agreement, then Hengrui will notify Ideaya as soon as practicably possible after receipt of such notification of such audit or inspection and provide copies of any materials provided to it by the applicable Regulatory Authority to the extent relating to such Licensed Product; provided, that Hengrui will not be required to notify Ideaya of audits or inspections that are of a routine nature or to the extent they do not relate to the Exploitation of such Licensed Product in the Territory, except where such audits result in communications or actions of such Regulatory Authority which have an impact upon such Licensed Product in the Territory. In addition, if a Regulatory Authority in the Territory conducts an unannounced inspection or audit of any Hengrui facility or any Affiliate or Third Party facility under contract with Hengrui, in each case with regard to any Hengrui clinical trial Information provided to Ideaya under this Agreement that Ideaya has submitted to such Regulatory Authority in order to obtain Regulatory Approval of a Licensed Product or relates to any Licensed Compound or Licensed Product supplied to Ideaya under this Agreement, then Hengrui will notify Ideaya within [***] of commencement of such audit or inspection. Hengrui will cooperate, and will use reasonable efforts to cause the contract facility to cooperate, with such Regulatory Authority during such inspection or audit. Following receipt of the inspection or audit observations of such Regulatory Authority, Hengrui will promptly provide Ideaya with a copy of the inspection or audit report to the extent relating to such Licensed Product and also provide Ideaya with copies of any written communications received from Regulatory Authorities with respect to such facilities in a timely manner after receipt, to the extent such written communications relate to any Hengrui clinical trial Information provided to Ideaya under this Agreement that Ideaya has submitted to such Regulatory Authority in order to obtain Regulatory Approval for a Licensed Product or Licensed Compound or Licensed Product supplied to Ideaya under this Agreement, and will prepare the response to any such observations. Hengrui will provide Ideaya with a copy of any proposed response to such communications and will consider in good faith including Ideaya’s reasonable comments with respect to such proposed response. Hengrui agrees to conform its activities under this Agreement to any commitments made in such a response.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.27

ARTICLE 4 COMMERCIALIZATION

4.1
General. As between the Parties, Ideaya will be solely responsible, at its own expense, for all aspects of the Commercialization of Licensed Products in the Territory, and Hengrui will be solely responsible, at its own expense, for all aspects of the Commercialization of Licensed Products outside the Territory, including: (a) developing and executing a commercial launch and pre-launch plan; (b) negotiating with applicable Regulatory Authorities regarding the price and reimbursement status of Licensed Products; (c) marketing and promotion activities; (d) booking sales and distribution and performance of related services; (e) handling all aspects of order processing, invoicing and collection, inventory and receivables; (f) providing customer support, including handling medical queries, and performing other related functions; (g) medical affairs activities (e.g., medical education, non-registrational data generation, etc.); and (h) conforming its practices and procedures to Applicable Laws relating to the marketing, detailing, and promotion of Licensed Products.
4.2
Commercialization Diligence. With respect to any Licensed Product for which Regulatory Approval has been obtained in a country, Ideaya will use Commercially Reasonable Efforts (but in no event less than such efforts that Ideaya would use for its Commercialization activities with respect to its other programs) to Commercialize such Licensed Product in such country, including that if Regulatory Approval is obtained in any of the United States, Japan, United Kingdom, France, Germany, Spain or Italy (each a “Major Market”), Ideaya shall itself or through a Sublicensee use Commercially Reasonable Efforts to market and promote such Licensed Product in such country.
4.3
Promotional Materials. The Parties will each be responsible for filing their own trademarks for Licensed Products in their respective territories, and shall discuss granting each other mutual licenses under copyrights embodied in marketing content to commercialize the Licensed Product in their respective territories.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.27

ARTICLE 5 MANUFACTURE AND SUPPLY

5.1
Responsibility. As between the Parties, except as otherwise set forth in this Agreement, Ideaya, itself or through its Affiliates or CMOs, will be responsible for the Manufacture and supply of Ideaya’s and its Affiliates’ and Sublicensees’ requirements for Licensed Compound and Licensed Products for Development and Commercial use in the Territory.
5.2
Manufacturing Technology Transfer. Promptly after Ideaya’s written request, to the extent not already in Ideaya’s possession, Hengrui will commence a technology transfer to Ideaya or its permitted designee of all Licensed Know-How relating to the Manufacture of the Licensed Compound or Licensed Product, including facilitating contracting with Hengrui’s current CMOs, as reasonably necessary for Ideaya or its permitted designee to be able to implement the Manufacturing process used by Hengrui (or its Affiliate or CMO) to Manufacture the applicable Licensed Compound or Licensed Product (including API and linker payload materials for manufacture, and any intermediate materials or compounds). Hengrui will use good faith efforts to complete such Manufacturing technology transfer as soon as reasonably practicable. In addition to such Manufacturing technology transfer, Hengrui will use good faith efforts to provide reasonable assistance from and access to Hengrui employees with relevant knowledge related to such Manufacturing technology. [***].
5.3
Transfer of Existing Materials. Promptly after Ideaya’s written request, and in accordance with the Clinical Supply Agreement, Hengrui will transfer to Ideaya from Hengrui’s then-existing stock (which, for the avoidance of doubt, excludes any stock that is reasonably necessary or useful for Hengrui’s Development activities outside the Territory) of the Licensed Compound and Licensed Product in the Control of Hengrui or any of its Affiliates (the “Transferred Materials”). For clarity, the Transferred Materials will include any molecules or compounds used in the manufacture by Ideaya or its permitted designee of such Licensed Compound. The Transferred Materials will be delivered by Hengrui [***] to an address Ideaya designates in writing. Title and risk of loss will be transferred to and borne by Ideaya upon delivery of the Transferred Materials by Hengrui to a carrier designated by Ideaya. Upon request by Ideaya made reasonably prior to the shipment of the Transferred Materials by Hengrui, Hengrui will provide Ideaya the applicable documentation required for Ideaya to conduct its final release for the Transferred Materials in accordance with Applicable Laws.
5.4
Clinical Supply Agreement. In accordance with a clinical supply agreement to be negotiated and executed promptly after the Effective Date (“Clinical Supply Agreement”) and an associated quality agreement, Hengrui will supply the specific quantity of clinical trial materials to Ideaya for use in clinical trials of Licensed Products, as requested by Ideaya in a forecasted order submitted to Hengrui reasonably in advance of (but in any event, at least [***] prior to) the delivery date. Ideaya will reimburse Hengrui’s reasonable documented fully burdened cost of Manufacturing such quantity of clinical trial material provided under the Clinical Supply Agreement, as mutually agreed in writing in advance.
5.5
Commercial Supply Agreement. Upon the written request of Ideaya, the Parties will enter into good faith negotiations for a supply agreement governing the supply of Licensed

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.27

Product by Hengrui or one of its Affiliates to Ideaya for Commercialization in the Field in the Territory following Ideaya’s receipt of the first Regulatory Approval in the Territory (the “Commercial Supply Agreement”) and an associated quality agreement. The terms of any such Commercial Supply Agreement will be negotiated in good faith by the Parties based upon reasonable and customary terms typically associated with supply of pharmaceutical products for Commercialization in the Territory.
5.6
Ideaya Manufacturing in Greater China. Notwithstanding anything to the contrary herein, in the event Ideaya or any of its Affiliates elects to engage a CDMO to Manufacture Licensed Compound and Licensed Products on its behalf in Greater China, Ideaya shall, or shall cause its applicable Affiliate to, provide notice to Hengrui thereof offering Hengrui the right to assume such Manufacturing obligations. Upon receipt of such notice, Hengrui and Ideaya shall negotiate in good faith to agree on such a Manufacturing arrangement in Greater China on commercially reasonable terms; provided, however, Ideaya and its Affiliates shall have the right to engage a Third Party to undertake the Manufacture of Licensed Compound and Licensed Products on its behalf in Greater China if Ideaya or its applicable Affiliate provides credible evidence to Hengrui that Hengrui’s Manufacturing capabilities do not meet Ideaya’s requisite quality standards, as assessed by the quality assurance function of Ideaya or its applicable Affiliate, and Hengrui agrees in writing and in good faith that Hengrui’s Manufacturing capabilities do not meet such standards.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.27

ARTICLE 6 PAYMENTS

6.1
Upfront Payment. In partial consideration for Ideaya’s rights in and to the Licensed Technology licensed hereunder and other rights granted hereunder, within [***] of the Effective Date, Ideaya will pay to Hengrui a one-time non-creditable and non-refundable upfront fee in the amount of Seventy-Five Million U.S dollars ($75,000,000).
6.2
Development and Regulatory Milestone Payments.
(a)
Development and Regulatory Milestones. In partial consideration for Ideaya’s rights in and to the Licensed Technology licensed hereunder and other rights granted hereunder, Ideaya will pay to Hengrui the one-time development milestone payments (each, a “Development Milestone Payment”) set forth in the table below upon the first achievement of each milestone event (whether by or on behalf of Ideaya, its Affiliates, or Sublicensees):

Development Milestone Event	Development Milestone Payment (in US$)
(i) [***]	[***]
(ii) [***]	[***]
(iii) [***]	[***]
(iv) [***]	[***]
(v) [***]	[***]
(vi) [***]	[***]
(vii) [***]	[***]
Total	$200,000,000

Each Development Milestone Payment above is payable one time only, regardless of the number of times the corresponding event is achieved by a Licensed Product and regardless of the number of Licensed Products to achieve such event. Under no circumstances will Ideaya be obligated to pay Hengrui, pursuant to this Section 6.2, more than Two Hundred Million U.S. dollars ($200,000,000).

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.27

If any Development Milestone Event set forth in (ii) through (vii) occurs without any one of the preceding Development Milestone Events set forth in (i) through (iii) occurring, such non- occurring Development Milestone Payment set forth in (i) through (iii) would be deemed to be achieved and paid at the same time as the trigger and payment for the first of the applicable subsequent Development Milestone Event set forth in (ii), (iii), (iv), (v), (vi), or (vii).

(b)
Notice and Payment. Ideaya will notify Hengrui promptly, but in no event later than [***], after Ideaya becomes aware of the achievement of any milestone event set forth in Section 6.2(a). Thereafter, Hengrui will submit to Ideaya an invoice for the corresponding milestone payment set forth Section 6.2(a). Within [***] of Ideaya’s receipt of any such invoice, Ideaya will remit the applicable milestone payment to Hengrui.
6.3
Commercial Milestone Payments.
(a)
Commercial Milestones. In partial consideration for Ideaya’s rights in and to the Licensed Technology licensed hereunder and other rights granted hereunder, Ideaya will pay to Hengrui the one-time commercial milestone payments set forth below upon the first achievement of aggregate annual Net Sales of Royalty-Bearing Licensed Products in the Territory exceeding the values indicated below in a Calendar Year (each, a “Commercial Milestone Payment”). For clarity, the milestone payments in this Section 6.3(a) will be additive such that if multiple milestone events for the Licensed Compound specified below are achieved in the same Calendar Year, then the Commercial Milestone Payments for all such milestone events will be payable after the end of such Calendar Year.

Calendar Year Net Sales of all Royalty-Bearing Licensed Products in the Territory (in US$)	Commercial Milestone Payment (in US$)
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
Total	[***]

Each Commercial Milestone Payment above is payable one time only, regardless of the number of times the corresponding event is achieved by the Licensed Products. Under no circumstances will Ideaya be obligated to pay Hengrui, pursuant to this Section 6.3, more than [***].

(b)
Notice and Payment. Ideaya will notify Hengrui promptly, but in no event later than within [***] after Ideaya becomes aware that the Licensed Products have achieved any commercial milestone event set forth in Section 6.3(a), whether sold by Ideaya, its Affiliates, or

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.27

Sublicensees. Ideaya will pay to Hengrui the applicable Commercial Milestone

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.27

Payment within [***] after the end of the Calendar Year in which such commercial milestone event is achieved.

6.4
Royalty Payments.
(a)
Royalty Rate. In partial consideration for Ideaya’s rights in and to the Licensed Technology licensed hereunder and other rights granted hereunder, subject to the remainder of this Section 6.4, Ideaya will make quarterly royalty payments to Hengrui, on aggregate annual Net Sales of all Licensed Products sold in the Territory during the applicable Royalty Term for each Licensed Product in each country (such Licensed Product in such country, a “Royalty-Bearing Licensed Product”).

Annual Net Sales of All Royalty-Bearing Licensed Products in the Territory	Royalty Rate
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
(b)
Royalty Term. Royalties will be paid on a Licensed Product–by–Licensed Product and country-by-country basis in the Territory from the First Commercial Sale of such Licensed Product in such country until the later of: (i) expiration of the last-to-expire Valid Claim of the Licensed Patents Covering the composition of matter or method of use in an approved Indication in such country of such Licensed Product in such country, and (ii) [***] after the First Commercial Sale of such Licensed Product in such country (the “Royalty Term”).
(c)
Generic Competition. If one or more Generic Products to a Licensed Product is launched in a country in the Territory during the Royalty Term for such Licensed Product in such country, and the unit volume of all Generic Products to such Licensed Product that are sold by Third Parties in such country is equal to or exceeds [***] of the combined unit volume

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.27

of such Licensed Product and such Generic Product sold in such country for any Calendar Quarter, the royalties applicable to such Net Sales in such country will be reduced by [***] of the royalties otherwise payable under Section 6.4(a), as applicable, for such Calendar Quarter. Determinations of unit volume will be based on a mutually acceptable calculation method and using market share data provided by a reputable and mutually agreed upon provider, such as IQVIA.
(d)
Third Party Licenses. Subject to Section 6.6., if Ideaya, its Affiliates, or Sublicensees obtains a license from a Third Party under such Third Party’s Patents, which Ideaya, its Affiliates or Sublicensees determine in good faith are necessary to manufacture, use, import, offer to sell, or sell a Licensed Compound or Licensed Product in the Field in the Territory (a “Necessary Third Party License”), then Ideaya will have the right to credit [***] of all royalty payments made by Ideaya, its Affiliates, or Sublicensees to such Third Party pursuant to such Necessary Third Party License against any payments owed to Hengrui hereunder with respect to such Licensed Product; provided that (i) Ideaya shall provide written notice to Hengrui promptly after commencing negotiations with such Third Party and (ii) any such credits not exhausted in any Calendar Quarter may be carried forward into future Calendar Quarters, provided that such carried forward credits never reduce the royalties due to Hengrui in any Calendar Quarter below the Royalty Floor.
(e)
Know-How Royalty. On a country-by-country and Licensed Product–by– Licensed Product basis in a Calendar Quarter, in the event that none of the manufacture, use, importation, offer to sell, or sale of the Licensed Products is Covered by any Valid Claim of a Licensed Patent in such country, then the royalties applicable to such Net Sales in such country for such Licensed Product will be reduced by [***] of the royalties otherwise payable under this Section 6.4, as applicable, for such Calendar Quarter.
(f)
Maximum Amount of Royalty Reduction. In no event will the royalties payable to Hengrui under Section 6.4 be reduced by more than [***] in any Calendar Quarter during the Royalty Term for a Licensed Product as a result of the reductions set out in Sections 6.4(c) to 6.4(e) (the “Royalty Floor”). Credits for deductions not exhausted in any Calendar Quarter may be carried forward into future Calendar Quarters, provided that such carried forward credits never reduce the royalties due to Hengrui in any Calendar Quarter below the Royalty Floor.
6.5
Sublicensing Payments. In partial consideration for Ideaya’s rights in and to the Licensed Technology licensed hereunder and other rights granted hereunder, Ideaya will pay to Hengrui an amount equal to [***] of any Sublicense Fees received by Ideaya or its Affiliates pursuant to any Sublicense Agreement or Assignment Agreement, in each case, executed on or before the [***], which amount shall be paid to Hengrui promptly after, but in any event within [***] of, receipt of the applicable Sublicense Fees; provided that in no event will Ideaya be obligated to pay more than [***] pursuant to this Section 6.5.
6.6
Tri-Party Agreement and Cell Line Costs. The Parties shall cooperate to promptly execute an agreement with Sigma confirming Ideaya’s use (by itself or by or through its third-party contract research organization or contract manufacturing organization) of the [***] cell line to express the Licensed Compound pursuant to the terms of this Agreement (the “Tri-Party Agreement”). To the extent the Tri-Party Agreement has

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.27

not been executed prior to the completion of the Manufacturing technology transfer contemplated by Section 5.2, the Parties will cooperate in good faith to determine an alternative solution for Ideaya to obtain such rights. To the extent any amount is payable to Sigma under the Tri-Party Agreement in connection with the transfer by Hengrui to Ideaya of the cell line engineered to produce the Licensed Compound (the “Production Cell Line”), the Parties shall each bear [***] of the cost, and, notwithstanding the terms of the Tri-Party Agreement, Ideaya shall pay such amounts when due to Sigma, and upon Ideaya’s use of the Production Cell Line to express the Licensed Compound for GMP activities, Ideaya shall invoice Hengrui for its share of such cost. To the extent any amount is payable to Sigma in connection with the transfer of the Production Cell Line by Ideaya to a Third Party under the Tri-Party Agreement or any separate agreement between Ideaya, Sigma, and/or such Third Party, as between the Parties, Ideaya shall solely bear such costs.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.27

ARTICLE 7 PAYMENT; RECORDS; AUDITS

7.1
Payment; Reports. Royalty payments due by Ideaya to Hengrui under Section 6.4 will be calculated and reported for each Calendar Quarter. Ideaya will pay all royalty payments due under Section 6.4 within [***] after the end of each Calendar Quarter and will include with each payment a report setting forth, on a country-by-country and Licensed Product–by– Licensed Product basis, (a) the amount of gross sales of the Licensed Products in such Calendar Quarter, (b) the amount of Net Sales of the Licensed Product in such Calendar Quarter (including reasonable information supporting the determination of Net Sales), (c) a calculation of the royalty payment due on such sales, including the application of any reduction made in accordance with Sections 6.4(c) to 6.4(e), and any Commercial Milestone Payment due on such sales, and (d) the exchange rate for such country.
7.2
Exchange Rate; Manner and Place of Payment. All references to dollars and “$” in this Agreement will refer to U.S. dollars. All payments under this Agreement will be payable in U.S. dollars. When conversion of payments from any currency other than U.S. dollars is required, such conversion will be at an exchange rate equal to the weighted average of the rates of exchange for the currency of the country from which such payments are payable as published by The Wall Street Journal, Eastern U.S. Edition, during the Calendar Quarter in which the applicable sales were made. All payments owed under this Agreement will be made by wire transfer in immediately available funds to a bank and an account designated in writing by Hengrui.
7.3
Taxes.
(a)
Taxes on Income. Each Party will be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the activities of such Party under this Agreement.
(b)
Withholding Tax. The Parties agree to cooperate with one another and use reasonable efforts to avoid or reduce tax withholding or similar obligations in respect of royalties, milestone payments, and other payments made by Ideaya to Hengrui under this Agreement. To the extent Ideaya is required to deduct and withhold taxes on any payment to Hengrui, Ideaya will deduct those taxes from such payment, pay the amounts of such taxes to the proper Governmental Authority in a timely manner, and promptly transmit to Hengrui an official tax certificate or other evidence of such withholding sufficient to enable Hengrui to claim such payment of taxes. Hengrui will provide Ideaya any tax forms that may be reasonably necessary in order for Ideaya not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty.
(c)
Indirect Tax. Each Party will provide the other with reasonable assistance to enable the reduction, credits, or recovery, as permitted by Applicable Laws, of withholding taxes, tariffs, or sales, use, value added or similar taxes (each an “Indirect Tax”), or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or Indirect Tax. For clarity, Hengrui will bear any Indirect Taxes imposed by the applicable tax authorities in Greater China on payments made under this Agreement. In the event any tax authority outside of Greater China imposes any Indirect

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.27

Tax on payments made under this Agreement and such imposition does not result from the actions of either Party (such as changing such Party’s location or jurisdiction), the Parties shall discuss in good faith a reasonable allocation of such Indirect Tax to be borne by each Party. Notwithstanding the foregoing, if as a result of any action by Hengrui, including assignment, any change in Hengrui’s tax residency, or any failure on the part of Hengrui to comply with Applicable Laws (including filing or record retention requirements), incremental taxes are imposed that were not otherwise applicable, then Hengrui shall be solely responsible for the amount of such incremental taxes.
7.4
Records; Audit. Ideaya will keep, and will have its Affiliates and Sublicensees keep, complete and accurate records pertaining to the sale or other disposition of Licensed Products in sufficient detail to permit Hengrui to confirm the accuracy of Commercial Milestone Payments and royalty payments due hereunder. Such records will be kept for [***] following the end of the Calendar Quarter to which they pertain, or such longer period as may be required under Applicable Law. Hengrui will have the right to have an independent, certified public accountant reasonably acceptable to Ideaya audit records of Ideaya, its Affiliates or Sublicensees to confirm Net Sales, royalties, and Commercial Milestone Payments for a period covering not more than [***] following the Calendar Quarter to which they pertain. Such audits may be conducted during normal business hours upon reasonable prior written notice to Ideaya, and not more than once per Calendar Year. Any such auditor will not disclose Ideaya’s Confidential Information to Hengrui, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by Ideaya or the amount of payments by Ideaya under this Agreement, and will enter into a customary confidentiality agreement with Ideaya. Any amounts shown to be owed but unpaid will be paid within [***] after the accountant’s report. Any overpayment by Ideaya revealed by an audit will be credited against future payments owed by Ideaya to Hengrui (and if no further payments are due, will be refunded by Hengrui to Ideaya within [***] after the accountant’s report). Hengrui will bear the full cost of such audit unless such audit discloses an underpayment by Ideaya of more than [***] of the amount of royalties or other payments due under this Agreement for the audited period, in which case, Ideaya will bear the reasonable cost (including any fee paid by Hengrui to such auditor) of such audit.
7.5
Late Payments. In case of a delay of any undisputed payment under this Agreement, Ideaya will pay Hengrui interest on any payments that are not paid on the date on which such payments are due under this Agreement at a monthly interest rate equal to [***] plus the U.S. prime interest rate, as reported by The Wall Street Journal, Eastern U.S. Edition, for the first Business Day of each month (starting with the month in which such payment was first due), or the maximum applicable legal rate, if less, calculated based on the total number of days payment is delinquent.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.27

ARTICLE 8 INTELLECTUAL PROPERTY

8.1
Background IP. All right, title and interest in and to the Know-How and Patents, and any other Intellectual Property Controlled by a Party or its Affiliates prior to the Effective Date or discovered, generated, acquired or otherwise Controlled by a Party or its Affiliates during the Term outside the scope of this Agreement will, in each case, be solely owned by such Party and its Affiliates.
8.2
Ownership of Arising IP. To the extent allowed under each Applicable Law of the applicable jurisdiction, ownership of Inventions will be determined in accordance with U.S. patent law. If U.S. patent law is not allowed and a different Party is considered owner or inventor of a given Invention under national patent law, such Party will assign, or cause to assign, the Invention to the rightful owner as determined under U.S. patent law. Hengrui will solely own any Patents and Know-How made, developed or generated solely by Ideaya or jointly by Ideaya and Hengrui under this Agreement to the extent (a) Covering (or in the case of Know-How, solely relating to or embodied in) the composition of matter of SHR-4849 or (b) Covering (or in the case of Know-How, solely relating to or embodied in) the Hengrui Platform and not relating solely to the Licensed Compound or Licensed Product (e.g., relate to compounds or products that are not Licensed Compounds or Licensed Products) (and, for clarity, any such Patents and Know-How will automatically be included in Licensed Patents and Licensed Know-How). Except for Patents to the extent Covering, and Know-How solely relating to or embodied in, the composition of matter of SHR-4849 or the Hengrui Platform that are governed by the foregoing sentence, (a) each Party will solely own any Intellectual Property relating to the Licensed Compound or Licensed Product made, developed or generated solely by it or its Affiliates, or its or their respective employees, agents, or independent contractors (Inventions therein, “Sole Inventions”; Ideaya’s Know-How therein, “Ideaya Know-How”, and Hengrui’s Know-How therein, “Hengrui Know-How”) under this Agreement (and, for clarity, any Hengrui Sole Invention and Hengrui Know-How will automatically be included in Licensed Patents and Licensed Know-How); and (b) the Parties will jointly own any Intellectual Property that is made, developed or otherwise generated jointly by employees, agents, or independent contractors of one Party or its Affiliates together with employees, agents, or independent contractors of the other Party or its Affiliates (Inventions therein, “Joint Inventions”; Know-How therein, “Joint Know-How”). Sole Inventions, Ideaya Know-How, Hengrui Know-How, Joint Inventions, Joint Know-How, and Patents claiming any of the Sole Inventions or Joint Inventions are collectively “Arising IP”. All Patents claiming Joint Inventions will be referred to herein as “Joint Patents.” Except to the extent either Party is restricted by the licenses granted to the other Party under this Agreement, each Party will be entitled to practice, license, assign, and otherwise exploit the Joint Inventions, Joint Know-How, and Joint Patents without the duty of accounting to the other Party or seeking consent from the other Party. References in this Section 8.2 to generation of Intellectual Property by a Party or its Affiliates will include generation by either Party’s or its Affiliates’ respective employees, agents, or independent contractors.
8.3
Disclosure of Inventions and Know-How. Each Party will promptly disclose to the other Party (a) its Sole Inventions and Know-How that arise in the performance of activities under this Agreement and (b) Joint Inventions and Know-How, including any invention

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.27

disclosures or other similar documents submitted to it by its employees, agents, or independent contractors describing such Inventions, and will promptly respond to reasonable requests from the other Party for additional information relating to such Inventions and Know-How.
8.4
Patent Prosecution and Maintenance.
(a)
Licensed Patents other than Joint Patents.
(i)
As between the Parties, Hengrui will have the sole right to control the preparation, filing, prosecution, and maintenance (including any interferences, reissue proceedings, reexaminations, patent term extensions, applications for supplementary protection certificates, oppositions, invalidation proceedings, and defense of validity or enforceability challenges) of all Licensed Patents (other than Product Patents and Joint Patents) at its sole cost and expense and by counsel of its own choice.
(ii)
Subject to this Section 8.4(a), as between the Parties, Hengrui will have the first right, but not the obligation to control the preparation, filing, prosecution, and maintenance (including any interferences, reissue proceedings, reexaminations, patent term extensions, applications for supplementary protection certificates, oppositions, and invalidation proceedings) of all Product Patents (excluding, for clarity, any Joint Patents) at its sole cost and expense and by counsel of its own choice.
(iii)
Hengrui will consult with Ideaya and keep Ideaya reasonably informed of the status of all Product Patents in the Territory and will promptly provide Ideaya with all material correspondence received from any patent authority in connection therewith. In addition, Hengrui will promptly provide Ideaya with drafts of all proposed filings and correspondence to any patent authority with respect to such Product Patents in the Territory sufficiently in advance of any applicable filing deadlines for Ideaya’s review and comment prior to the submission of such proposed filings and correspondences. Hengrui will confer with Ideaya and consider in good faith and incorporate Ideaya’s reasonable comments in relation to such filings and correspondences, so long as Ideaya provides such comments within [***] (or a shorter period reasonably designated by Hengrui if [***] is not practicable given the filing deadline) of receiving the draft filings and correspondences from Hengrui. In addition, Hengrui will confer with Ideaya and file, at Ideaya’s reasonable request, continuation or divisional applications of the Specified Patent such that the continuation or divisional application(s) relate solely to the Licensed Compound (or the complementarity determining region sequences contained in the Antibody portions thereof) or Licensed Product (each, a “Divisional Specified Patent”), including claims covering the genus of the antibody hu100 (subject to Claim 1(i) of the Specified Patent) used in the Licensed Compound and Licensed Product, and such Divisional Specified Patents shall thereafter be deemed Product Patents.
(iv)
In the event that Hengrui desires to abandon or cease prosecution or maintenance of any Product Patent in the Territory, Hengrui will provide reasonable prior written notice to Ideaya of such intention to abandon (which notice will, to the extent possible, be given no later than [***] prior to the next deadline for any action that must be taken with respect to any such Product Patent in the relevant patent office). In such case, upon Ideaya’s written election

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.27

provided no later than [***] after such notice from Hengrui, Ideaya will have the right to assume the prosecution and maintenance of such Product Patent at Ideaya’s expense. For clarity, if Ideaya does not provide such election within [***] after such notice from Hengrui, Hengrui may, in its sole discretion, continue or discontinue prosecution and maintenance of such Product Patent.
(v)
For clarity, Hengrui will have the sole right to control the preparation, filing, prosecution, and maintenance (including any interferences, reissue proceedings, reexaminations, patent term extensions, applications for supplementary protection certificates, oppositions, invalidation proceedings, and defense of validity or enforceability challenges) of all Licensed Patents, Joint Patents and Patents claiming any Hengrui Sole Invention in Greater China at its sole cost and expense and by counsel of its own choice.
(b)
Joint Patents.
(i)
Subject to this Section 8.4(b), as between the Parties, Ideaya will have the first right, but not the obligation, to control the preparation, filing, prosecution, and maintenance including any interferences, reissue proceedings, reexaminations, patent term extensions, applications for supplementary protection certificates, oppositions, invalidation proceedings, and defense of validity or enforceability challenges of Joint Patents that are filed in the Territory by counsel of its own choice. Hengrui shall have the sole right, but not the obligation, to control the preparation, filing, prosecution, and maintenance, including any interferences, reissue proceedings, reexaminations, patent term extensions, applications for supplementary protection certificates, oppositions, invalidation proceedings, and defense of validity or enforceability challenges of any Joint Patents in Greater China.
(ii)
Ideaya will consult with Hengrui and keep Hengrui reasonably informed of the status of the Joint Patents and will promptly provide Hengrui with all material correspondence received from any patent authority in connection therewith. In addition, Ideaya will promptly provide Hengrui with drafts of all proposed material filings and correspondence to any patent authority with respect to the Joint Patents sufficiently in advance of any applicable filing deadlines for Hengrui’s review and comment prior to the submission of such proposed filings and correspondences. Ideaya will confer with Hengrui and consider in good faith Hengrui’s comments prior to submitting such filings and correspondences, so long as Hengrui provides such comments within [***] (or a shorter period reasonably designated by Ideaya if [***] is not practicable given the filing deadline) of receiving the draft filings and correspondences from Ideaya.
(iii)
In the event that Ideaya desires to abandon or cease prosecution or maintenance of any Joint Patent in any country, Ideaya will provide reasonable prior written notice to Hengrui of such intention to abandon or cease prosecution or maintenance of any Joint Patent (which notice will, to the extent possible, be given no later than [***] prior to the next deadline for any action that must be taken with respect to any such Joint Patent in the relevant patent office). In such case, upon Hengrui’s written election provided no later than [***] after such notice by Ideaya, Ideaya will assign its rights and title in such Joint Patent to Hengrui and Hengrui will acquire all rights and title in such Joint Patent at its expense. If Hengrui does not provide such election within [***] after such notice, Ideaya may, in its sole discretion, continue or discontinue prosecution and maintenance of such Joint Patent.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.27

(c)
Ideaya’s Solely Owned Patents. As between the Parties, Ideaya will have the first right, but not the obligation, to file, prosecute and maintain all Patents claiming Sole Inventions that are solely owned by Ideaya (each, an “Ideaya Patent”), at Ideaya’s sole cost and expense. In the event that Ideaya desires to abandon or cease prosecution or maintenance of any Ideaya Patent that Covers any Licensed Compound or Licensed Product, Ideaya will provide reasonable prior written notice to Hengrui of such intention to abandon (which notice will, to the extent possible, be given no later than [***] prior to the next deadline for any action that must be taken with respect to any such Ideaya Patent in the relevant patent office). In such case, upon Hengrui’s written election provided no later than [***] after such notice from Ideaya, Hengrui will have the right to assume the prosecution and maintenance of such Ideaya Patent at Hengrui’s expense and upon any such assumption, such Patent shall constitute a Licensed Patent and not an Ideaya Patent for purposes of this Agreement. For clarity, if Hengrui does not provide such election within [***] after such notice from Ideaya, Ideaya may, in its sole discretion, continue or discontinue prosecution and maintenance of such Ideaya Patent.
(d)
Cooperation of the Parties. Each Party agrees to cooperate fully in the preparation, filing, prosecution, and maintenance of Patents in the Territory under this Section 8.4 and in the obtaining and maintenance of any patent term extensions, supplementary protection certificates and their equivalent with respect thereto, at its own cost. Such cooperation includes:

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.27

(i) executing all papers and instruments, or requiring its employees or contractors, to execute such papers and instruments, so as enable the other Party to apply for and to prosecute patent applications in any country as permitted by this Section 8.4; and (ii) promptly informing the other Party of any matters coming to such Party’s attention that may affect the preparation, filing, prosecution, or maintenance of any such patent applications.

(e)
CREATE Act. Without limiting Section 8.4(d), neither Party shall have the right to make an election under the Cooperative Research and Technology Enhancement Act of 2004, 35 U.S.C. 103(c)(2)-(c)(3) (the “CREATE Act”) when exercising its rights under this Section 8.4 without the prior written consent of the other Party. With respect to any such permitted election, the Parties shall coordinate their activities with respect to any submissions, filings, or other activities in support thereof. The Parties acknowledge and agree that this Agreement is a “joint research agreement” as defined in the CREATE Act.
(f)
Patent Marking. To the extent required by Applicable Law, Ideaya shall, and shall cause its Affiliates and Sublicensees to, use Commercially Reasonable Efforts to mark the Licensed Products (or the applicable product insert or packaging) sold under this Agreement with the number of each issued Licensed Patent or Joint Patent, as applicable, that applies to the Licensed Products.
(g)
Common Interest. All information exchanged between the Parties regarding the prosecution, maintenance, enforcement or defense of Patents under this Article 8 will be deemed to be Confidential Information of the Party that controls the prosecution, maintenance or defense (as applicable) of the applicable Patent. In addition, each Party acknowledges and agrees that, with regard to such prosecution, maintenance, enforcement and defense, the interests of the Parties as collaborators, licensors or licensees are to, for their mutual benefit, obtain patent protection and plan patent defense against potential patentability/invalidity challenges or infringement activities by Third Parties, and as such, are aligned and are legal in nature. Each Party agrees and acknowledges that it has not waived, and nothing in this Agreement constitutes a waiver of, any legal privilege concerning Patent Rights under this Article 8, including privilege under the common interest doctrine and similar or related doctrines. Notwithstanding anything to the contrary in this Agreement, to the extent a Party has a good faith belief that any information required to be disclosed by such Party to the other Party under this Article 8 is protected by attorney-client privilege or any other applicable legal privilege or immunity, such Party shall not be required to disclose such information unless and until the Parties have agreed upon a procedure (which may include entering into a specific common interest agreement, disclosing such Confidential Information on a “for counsel eyes only” basis or similar procedure) under which such Confidential Information may be disclosed without waiving or breaching such privilege or immunity. The Parties shall in good faith cooperate to agree upon any such procedures.
8.5
Infringement by Third Parties.
(a)
Notice. Each Party will notify the other Party within [***] of becoming aware of any alleged or threatened infringement by a Third Party of any of the Licensed Patents or Joint Patents in the Territory, including any declaratory judgment, opposition, or similar action alleging the invalidity, unenforceability, or non-infringement of any of the Licensed Patents or

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.27

Joint Patents.
(b)
Enforcement Right.
(i)
As between the Parties, Ideaya will have (A) the sole right, but not the obligation, to bring and control any action or proceeding with respect to infringement or challenge (and defend to the extent such defense is in connection with an enforcement action initiated by Ideaya) of any Ideaya Patent, and (B) the first right, but not the obligation, to bring and control any action or proceeding with respect to infringement or challenge (and defend to the extent such defense is in connection with an enforcement action initiated by Ideaya) of any Product Patent or Joint Patent in the Field in the Territory with respect to a Licensed Product by a Third Party product (“Product Infringement”), in each case at its own expense and by counsel of its own choice. Hengrui will have the right, at its own expense, to be represented in any action under subsection (B) by counsel of its own choice, and Ideaya and its counsel will reasonably cooperate with Hengrui and its counsel in strategizing, preparing, and litigating any such action or proceeding. If Ideaya fails to bring an action or proceeding with respect to Product Infringement of any Product Patent or Joint Patent in the Territory within (X) [***] following the notice of alleged infringement or declaratory judgment or (Y) [***] before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, Hengrui will have the right, but not the obligation, to bring and control any such action at its own expense and by counsel of its own choice, and Ideaya will have the right, at its own expense, to be represented in any such action by counsel of its own choice, and Hengrui and its counsel will reasonably cooperate with Ideaya and its counsel in strategizing, preparing, and litigating any such action or proceeding.
(ii)
Except as otherwise agreed by the Parties as part of a cost-sharing arrangement, any recovery or damages realized as a result of such action or proceeding with respect to Product Patents or Joint Patents in the Territory will be used first to reimburse the Parties’ reasonable and documented out-of-pocket legal expenses relating to the action or proceeding, and any remaining compensatory damages relating to Licensed Products or Joint Patents (including lost sales or lost profits with respect to Licensed Products) and punitive damages will be retained by the Party that brought and controlled such action or proceeding, and in the case that Ideaya brought and controlled such action or proceeding, such remaining compensatory damages for the Territory will be deemed to be Net Sales subject to royalty payments to Hengrui in accordance with the provisions of Section 6.3. Ideaya will have the sole right to retain any recovery or damages realized as a result of any action or proceeding solely in relation to any Ideaya Patent, and any such amounts will not be treated as Net Sales for the purposes of this Agreement.
(iii)
For clarity, Hengrui will have the sole right to bring and control any action or proceeding with respect to infringement or challenge (and defend to the extent such defense is in connection with an enforcement action initiated by Hengrui) of (A) any Platform Patents or any other Licensed Patents (other than Product Patents) worldwide, and (B) any Licensed Patents or Joint Patents in Greater China, in each case of (A) and (B), at its own expense and by counsel of its own choice.
(c)
Cooperation. In the event that a Party brings an action in accordance with this Section 8.5, the other Party will cooperate fully, including, if required to bring such action, being named as a party to such action or furnishing of power of attorney.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.27

8.6
Infringement of Third Party Rights. If any Licensed Compound or Licensed Product used or sold by Ideaya, its Affiliates, or Sublicensees becomes the subject of a Third Party’s claim or assertion of infringement of any Intellectual Property in a jurisdiction within the Territory, Ideaya will promptly notify Hengrui, and the Parties will promptly meet to consider the claim or assertion and the appropriate course of action and may, if appropriate, agree on and enter into a “common interest agreement” wherein the Parties agree to their shared, mutual interest in the outcome of such potential dispute. Absent any agreement to the contrary, and subject to claims for indemnification under Article 10, each Party will defend itself from any such Third Party claim that is brought against such Party at its own cost and expense, provided, however, that the provisions of Section 8.5 will govern the right of the Parties to assert a counterclaim of infringement of any Licensed Patent or Joint Patent.
8.7
Consent for Settlement. Neither Party will unilaterally enter into any settlement or compromise of any action or proceeding under this Article 8 that would in any manner alter, diminish, or be in derogation of the other Party’s rights under this Agreement without the prior written consent of such other Party, which will not be unreasonably withheld, conditioned or delayed.
8.8
Rights Under Tri-Party Agreement. In the event of any conflict between the provisions of this Article 8 and the Tri-Party Agreement, the Parties agree that this Article 8 shall govern with respect to rights of the Parties under to file Patents claiming the Production Cell Line expressing the Licensed Compound.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.27

ARTICLE 9 REPRESENTATIONS AND WARRANTIES

9.1
Mutual Representations and Warranties. Each Party represents and warrants to the other that, as of the Effective Date: (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof, (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action, and (c) this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a Party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.
9.2
Additional Hengrui Representations, Warranties, and Covenants. Hengrui represents, warrants, and covenants, as applicable, to Ideaya that, as of the Effective Date:
(a)
Hengrui is the sole owner of the entire right, title, and interest, or exclusive licensee (with the right to grant sublicenses of the scope contemplated herein), in and to all patents, patent applications, and other Intellectual Property within the Licensed Technology, free and clear from any mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges, or claims of any kind;
(b)
Hengrui has the full and legal right and authority to grant the licenses granted by it under this Agreement, without the requirement to obtain the consent of any Third Party; and Hengrui has not granted as of the Effective Date, and will not grant during the Term, any right to any Third Party under the Licensed Technology that would conflict with the rights granted to Ideaya hereunder;
(c)
Exhibit 1.75 lists all Patents Controlled by Hengrui as of the Effective Date that would be infringed, absent a license or other right to practice granted under such Patents, by the Exploitation of the Licensed Compound in the Field in the Territory;
(d)
the inventorship of each Licensed Patent is properly identified on each patent and patent application; all official fees, maintenance fees and annuities for the Licensed Patents have been paid and all administrative procedures with Governmental Authorities have been completed for the Licensed Patents such that the Licensed Patents are subsisting and, to Hengrui’s Knowledge, the claims included in any Licensed Patents that are issued are valid and enforceable, and no claim or action has been brought or, to Hengrui’s Knowledge, threatened by any Third Party alleging that the Licensed Patents are invalid or unenforceable, and no Licensed Patent is the subject of any interference, opposition, cancellation, or other protest proceeding;
(e)
Hengrui has not received any written notice from a Third Party asserting or alleging that the Development of any Licensed Compound or Licensed Product conducted by Hengrui prior to the Effective Date infringed any Patents or misappropriated any Intellectual

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.27

Property of any Third Party in the Field in the Territory; and except as disclosed in Exhibit 9.2, to Hengrui’s Knowledge, the Exploitation of the Licensed Compounds and Licensed Products in the Field in the Territory will not infringe the issued Patents of any Third Party in the Territory that, if issued with the published or currently pending claims, would be infringed by the Exploitation of the Licensed Compounds and Licensed Products in the Field in the Territory;
(f)
to Hengrui’s Knowledge, no Third Party is infringing or misappropriating or has infringed or misappropriated the Licensed Technology with respect to the Licensed Compound in the Field in the Territory;
(g)
the Licensed Know-How has been kept confidential or has been disclosed to Third Parties only under terms of confidentiality, and to Hengrui’s Knowledge, no breach of such confidentiality has been committed by any Third Party; and the Licensed Technology does not include any trade secrets that have been misappropriated from any Third Party or obtained in breach of any contractual obligation of Hengrui or its employees to a Third Party;
(h)
Exhibit 1.63 lists all material Know-How Controlled by Hengrui existing as of the Effective Date that are necessary or reasonably useful for Development of the Licensed Compound in the Field in the Territory; and
(i)
to Hengrui’s Knowledge, all tangible information and data provided by or on behalf of Hengrui to Ideaya on or before the Effective Date in contemplation of this Agreement was and is true, complete, and correct (as of the Effective Date) in all material respects;
(j)
except as disclosed in Exhibit 9.2, there are no agreements in effect as of the Effective Date between Hengrui and a Third Party under which rights with respect to any material Licensed Technology are licensed to Hengrui in the Field in the Territory; and
(k)
Hengrui has disclosed to Ideaya (i) true, complete, and correct copies (as of the Effective Date) of written documents in Hengrui’s possession and Control as of the Effective Date containing all material adverse information known to Hengrui with respect to the safety and efficacy of the Licensed Compounds or Licensed Products, and (ii) all material information of which it is aware or that is in its possession and Control as of the Effective Date that is material to evaluating the Product Patents filed within the Territory, including Information relating to the novelty, validity or sufficiency of such Product Patents and any challenges thereto, including any freedom to operate searches, analyses, opinions, or reports.
9.3
Mutual Covenants.
(a)
Each Party represents, warrants and covenants to the other Party that it is not debarred or disqualified under the U.S. Federal Food, Drug and Cosmetic Act, as may be amended, or comparable laws in any country or jurisdiction other than the U.S., and it does not, and will not during the Term, employ or use the services of any person who is debarred or disqualified, in connection with activities relating to any Licensed Compound or Licensed Product. In the event that either Party becomes aware of the debarment or disqualification or threatened debarment or disqualification of any person providing services to such Party, including the Party

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.27

itself or its Affiliates, Sublicensees, or other licensees, that directly or indirectly relate to activities contemplated by this Agreement, such Party will immediately notify the other Party in writing and such Party will cease employing, contracting with, or retaining any such person to perform any such services.
(b)
Hengrui covenants for itself and for its Affiliates, heirs, successors, agents, and assigns, and any person or entity claiming by, through or under it, that Hengrui will not, and it will cause its Affiliates, and will include provisions in its agreements with licensees (other than Ideaya) requiring such licensees, not to, nor will any person, organization, or any other entity acting on behalf of or with the authorization of Hengrui or its Affiliates, directly or indirectly, conduct any activities, including any research, Development, manufacturing, or Commercialization activities, relating to any compound or product that contains an ADC that contains a mono-specific Antibody that is designed to bind, interact with, inhibit, or otherwise modulate [***], other than a combination product (for clarity, “combination” shall not mean an ADC) consisting of any compound (other than the Licensed Compound or Licensed Product) Controlled by Hengrui in combination with (but not conjugated to) a [***], which [***] is Controlled by a Third Party, in any country in the Territory, during the Term.
(c)
Ideaya covenants for itself and for its Affiliates, heirs, successors, agents, and assigns, and any person or entity claiming by, through or under it, that Ideaya will not, and it will cause its Affiliates, and will include provisions in its agreements with Sublicensees requiring such Sublicensees, not to, nor will any person, organization, or any other entity acting on behalf of or with the authorization of Ideaya or its Affiliates, directly or indirectly, conduct any activities, including any research, Development, manufacturing, or Commercialization activities, relating to any compound or product that contains an ADC that contains a mono-specific Antibody that is designed to bind, interact with, inhibit, or otherwise modulate [***], other than a Licensed Compound or Licensed Product or a combination product consisting of a Licensed Compound or Licensed Product together with any compound Controlled by Ideaya other than a [***], in any country in the Territory during the Term.
(d)
Hengrui agrees and covenants for itself and for its Affiliates, heirs, successors, agents, and assigns, and any person or entity claiming by, through or under it, that Hengrui will, and it will cause its Affiliates, and will include provisions in its agreements with licensees (other than Ideaya) requiring such licensees, not to, directly or indirectly, actively promote, market, distribute, import, sell, have sold, or otherwise Commercialize any Licensed Compound or Licensed Product in countries in the Territory. Without limiting the foregoing, Hengrui and its Affiliates will not engage in any advertising or promotional activities relating to any Licensed Compound or Licensed Product for sale in the Territory; and Hengrui and its Affiliates will not actively solicit orders or Licensed Compound or Licensed Product from any prospective purchaser for sale in the Territory; and Hengrui will include provisions in its agreements with licensees (other than Ideaya) requiring such licensees not to so engage or solicit. If Hengrui or its Affiliates or licensees (other than Ideaya) receives any order from a prospective purchaser for sale in the Territory, Hengrui will promptly refer that order to Ideaya. Hengrui and its Affiliates will not and will not authorize its licensees (other than Ideaya) to knowingly accept any such orders. Notwithstanding anything to the contrary, it is understood that materials used in the advertisement and promotion of Licensed Compound or Licensed Product outside the Territory

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.27

may be accessible to persons in the Territory (such as advertisement or Internet sites or other digital uses), and such use shall not be a breach of the terms of this Agreement provided that: (i) the media chosen is not primarily directed to persons residing in the Territory or chosen with the primary intent of communicating with persons residing in the Territory; and (ii) in the case of a periodical or other distributed materials, is not primarily distributed to persons in the Territory.
(e)
Ideaya agrees and covenants for itself and for its Affiliates, heirs, successors, agents, and assigns, and any person or entity claiming by, through or under it, that Ideaya will, and it will cause its Affiliates, and will include provisions in its agreements with Sublicensees requiring such Sublicensees, not to directly or indirectly, actively promote, market, distribute, import, sell, have sold, or otherwise Commercialize any Licensed Compound or Licensed Product in countries outside of the Territory. Without limiting the foregoing, Ideaya and its Affiliates will not engage in any advertising or promotional activities relating to any Licensed Compound or Licensed Product for sale outside the Territory; and Ideaya and its Affiliates will not actively solicit orders or Licensed Compound or Licensed Product from any prospective purchaser for sale outside the Territory; and Ideaya will include provisions in its agreements with Sublicensees requiring such Sublicensees not to so engage or solicit. If Ideaya or its Affiliates or licensees (other than Hengrui) receives any order from a prospective purchaser for sale outside the Territory, Ideaya will promptly refer that order to Hengrui. Ideaya and its Affiliates will not and will not authorize its licensees (other than Hengrui) to knowingly accept any such orders. Notwithstanding anything to the contrary, it is understood that materials used in the advertisement and promotion of Licensed Compound or Licensed Product in the Territory may be accessible to persons outside the Territory (such as advertisement or Internet sites or other digital uses), and such use shall not be a breach of the terms of this Agreement provided that: (i) the media chosen is not primarily directed to persons residing outside the Territory or chosen with the primary intent of communicating with persons residing outside the Territory; and (ii) in the case of a periodical or other distributed materials, is not primarily distributed to persons outside the Territory.
9.4
Compliance. Each Party covenants as follows:
(a)
In the performance of its obligations under this Agreement, such Party will comply and will cause its and its Affiliates’ employees and contractors to comply with all Applicable Laws. Without limiting the foregoing, any transfer of Know-How to the other Party under this Agreement (including with respect to the termination provisions) will be made in full compliance with the FCPA, Export Control Laws, Sanctions, or any other Applicable Laws, which may require specific, prior authorization from a Governmental Authority.
(b)
It and its and its Affiliates’ employees and contractors have not, directly or indirectly as of the Effective Date, and will not, in connection with the performance of their respective obligations under this Agreement, directly or indirectly through Third Parties, pay, promise or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving of anything of value to a public official or entity or other person for purpose of obtaining or retaining business for or with, or directing business to, any person, including either Party.
(c)
It and its Affiliates, and their respective employees and contractors, in

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.27

connection with the performance of their respective obligations under this Agreement, will not cause any Ideaya Representatives or Hengrui Representatives, as applicable, to be in violation of the FCPA, Export Control Laws, Sanctions, or any other Applicable Laws or otherwise cause any reputational harm to the other Party.
(d)
It will immediately notify the other Party if it has any information or suspicion that there may be a violation of the FCPA, Export Control Laws, Sanctions, or any other Applicable Laws in connection with the performance of this Agreement or the Development, Manufacture, or Commercialization of any Licensed Product.
(e)
Such Party will have the right, upon reasonable prior written notice and during the other Party’s regular business hours, to reasonably audit the other Party’s books and records in the event such Party can provide reasonable evidence proving that a suspected violation of any of the representations, warranties, or covenants in this Section 9.4 needs to be investigated.
9.5
Disclaimer. Except as expressly set forth in this Agreement, ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.27

ARTICLE 10 INDEMNIFICATION

10.1
Indemnification by Hengrui. Hengrui will defend, indemnify, and hold harmless Ideaya and its Affiliates and their respective directors, officers, employees and agents (each, an “Ideaya Representative”) from and against any and all liabilities, expenses, and losses, including reasonable legal expenses and attorneys’ fees (collectively, “Losses”), to which any Ideaya Representative may become subject as a result of any claim, demand, action, or other proceeding by any Third Party (a “Claim”) to the extent such Losses arise out of: (a) the Development, Manufacture, Commercialization, use, handling, or storage of any Licensed Compound or Licensed Product by Hengrui or its Affiliates or licensees (other than Ideaya, its Affiliates or Sublicensees), (b) the gross negligence or willful misconduct of any Hengrui Representative, or

(c) the breach by Hengrui of any warranty, representation, covenant, or agreement made by Hengrui in this Agreement; except, in each of subsection (a), (b), and (c), to the extent such Losses are (i) subject to Ideaya’s obligations pursuant to Section 10.2 or (ii) subject to the Parties’ indemnification obligations under the Clinical Supply Agreement or Commercial Supply Agreement.

10.2
Indemnification by Ideaya. Ideaya will defend, indemnify, and hold harmless Hengrui and its Affiliates and their respective directors, officers, employees, and agents (each, a “Hengrui Representative”) from and against any and all Losses to which any Hengrui Representative may become subject as a result of any Claim to the extent such Losses arise out of:

(a) the Development, Manufacture, Commercialization, use, handling, or storage of any Licensed Compound or Licensed Product by Ideaya or its Affiliates or Sublicensees in the Territory, (b) the gross negligence or willful misconduct of any Ideaya Representative, or (c) the breach by Ideaya of any warranty, representation, covenant, or agreement made by Ideaya in this Agreement; except, in each of subsection (a), (b), and (c), to the extent such Losses are (i) subject to Hengrui’s obligations pursuant to Section 10.1 or (ii) subject to the Parties’ indemnification obligations under the Clinical Supply Agreement or Commercial Supply Agreement.

10.3
Procedure. A party that intends to claim indemnification under this Article 10 (the “Indemnitee”) will promptly notify the indemnifying Party (the “Indemnitor”) in writing of any Claim in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor will have sole control of the defense or settlement thereof. The Indemnitee may participate at its expense in the Indemnitor’s defense of and settlement negotiations for any Claim with counsel of the Indemnitee’s own selection. The indemnity arrangement in this Article 10 will not apply to amounts paid in settlement of any action with respect to a Claim, if such settlement is effected without the consent of the Indemnitor, which consent will not be unreasonably withheld or delayed. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any action with respect to a Claim will only relieve the Indemnitor of its indemnification obligations under this Article 10 if and to the extent the Indemnitor is actually prejudiced thereby. The Indemnitee will cooperate fully with the Indemnitor and its legal representatives in the investigation of any action with respect to a Claim covered by this indemnification.
10.4
Insurance. Ideaya, at its own expense, will maintain product liability and other

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.27

appropriate insurance (or self-insure) in an amount consistent with sound business practice and reasonable in light of its obligations under this Agreement during the Term. Ideaya will provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage to Hengrui upon request.
10.5
Limitation of Liability. EXCEPT FOR LIABILITY FOR BREACH ARTICLE
11
HEREOF OR A PARTY’S WILLFUL MISCONDUCT OR FRAUDULENT OR INTENTIONALLY WRONGFUL ACT, NEITHER PARTY WILL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY

LICENSE GRANTED HEREUNDER; provided, however, that this Section 10.5 will not be construed to limit either Party’s indemnification obligations under this Article 10.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.27

ARTICLE 11 CONFIDENTIALITY

11.1
Confidential Information. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, the Parties agree that, during the Term and for [***] thereafter (or, for any trade secret, for so long as such trade secret constitutes a trade secret under Applicable Law), the receiving Party will keep confidential and will not publish or otherwise disclose and will not use for any purpose other than as expressly provided for in this Agreement any Confidential Information of the other Party under this Agreement, and both Parties will keep confidential and, subject to Sections 11.2 through 11.5, will not publish or otherwise disclose the terms of this Agreement. Each Party may use the other Party’s Confidential Information only to the extent required to accomplish the purposes of this Agreement, including exercising its rights or performing its obligations. Each Party will use at least the same standard of care as it uses to protect proprietary or Confidential Information of its own (but no less than reasonable care) to ensure that its employees, agents, consultants, contractors, and other representatives do not disclose or make any unauthorized use of the Confidential Information of the other Party. Each Party will promptly notify the other Party upon discovery of any unauthorized use or disclosure of the Confidential Information of the other Party. Notwithstanding the definition of “Confidential Information” in Article 1, all Confidential Information included in the Licensed Know-How and relating to the Licensed Compound or Licensed Products in the Field will be Confidential Information of both Parties during the Term.
11.2
Exceptions. The obligations of confidentiality and restriction on use under Section 11.1 will not apply to any information that the receiving Party can prove by competent written evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving Party, generally known or available to the public; (b) is known by the receiving Party at the time of receiving such information, other than by previous disclosure of the disclosing Party, or its Affiliates, employees, agents, consultants, or contractors; (c) is hereafter furnished to the receiving Party without restriction by a Third Party who has no obligation of confidentiality or limitations on use with respect thereto, as a matter of right; or (d) is independently discovered or developed by the receiving Party without the use of Confidential Information belonging to the disclosing Party.
11.3
Authorized Disclosure. Each Party may disclose Confidential Information belonging to the other Party as expressly permitted by this Agreement or if and to the extent such disclosure is reasonably necessary in the following instances:
(a)
filing, prosecuting, or maintaining Licensed Patents and Joint Patents as permitted by this Agreement;
(b)
regulatory filings for Licensed Products that such Party has a license or right to Develop hereunder in a given country or jurisdiction;
(c)
prosecuting or defending litigation as permitted by this Agreement;
(d)
complying with applicable court orders or governmental regulations,

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.27

including regulations applicable to the public sale of securities;
(e)
in the case of Ideaya, disclosure to its and its Affiliates, employees, consultants, contractors, and agents, and to Sublicensees, in each case on a need-to-know basis in connection with the Development, Manufacture, or Commercialization of Licensed Compounds or Licensed Products in accordance with the terms of this Agreement, in each case under written obligations of confidentiality and non-use at least as stringent as those herein;
(f)
in the case of Hengrui, disclosure to its and its Affiliates, employees, consultants, contractors, and agents, and to licensee, in each case on a need-to-know basis in connection with the Development of Licensed Compounds or Licensed Products outside of the Field and Territory in accordance with the terms of this Agreement, in each case under written obligations of confidentiality and non-use at least as stringent as those herein; and
(g)
disclosure to potential and actual investment bankers, investors, lenders, investors, acquirors, licensees, and other financial or commercial partners (and their attorneys and agents) solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition, or collaboration, in each case under written obligations of confidentiality and non-use at least as stringent as those herein, but may be of shorter duration (except for trade secrets which will be maintained as confidential as long as they are trade secrets) to the extent such shorter duration is reasonable and customary in the case of investment bankers, investors, lenders, or financial partners and their attorneys and agents.

In the event that a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 11.3(c) or (d), it will, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use efforts to secure confidential treatment of such Confidential Information at least as diligent as such Party would use to protect its own confidential information, but in no event less than reasonable efforts. Any information disclosed pursuant to Section 11.3(c) or (d) will remain Confidential Information and subject to the restrictions set forth in this Agreement, including the foregoing provisions of this Article 11. Notwithstanding the foregoing, the Parties will take all reasonable action to avoid disclosure of Confidential Information hereunder.

11.4
Securities Filings. The Parties agree that the press release set forth on Exhibit 11.4 may be released on or after the Effective Date. Except with respect to such press release, notwithstanding anything to the contrary in this Article 11, in the event either Party proposes to file with the Securities and Exchange Commission or the securities regulators of any state or other jurisdiction a registration statement or any other disclosure document that describes or refers to the terms and conditions of this Agreement or any related agreements between the Parties, such Party will notify the other Party of such intention and will provide the other Party with a copy of relevant portions of the proposed filing at least [***] prior to such filing (and any revisions to such portions of the proposed filing a reasonable time prior to the filing thereof), including any exhibits thereto that refer to the other Party or the terms and conditions of this Agreement or any related agreements between the Parties. The Party making such filing will cooperate in good faith with the other Party to obtain confidential treatment of the terms and conditions of this Agreement or any related agreements between the Parties that the other Party requests to be kept confidential or otherwise afforded confidential treatment, and will only disclose Confidential Information that it

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.27

is reasonably advised by legal counsel is legally required to be disclosed. No such notice will be required if the description of or reference to this Agreement or a related agreement between the Parties contained in the proposed filing has been included in any previous filing made by the either Party in accordance with this Section 11.4 or otherwise approved by the other Party or disclosed in a prior press release by the Parties or other prior public disclosure made by a Party in accordance with the terms of this Article 11.
11.5
Publications and Promotional Materials.
(a)
As between the Parties, (i) Ideaya or its Affiliates or Sublicensees will have the sole right to publish academic, scientific or medical peer reviewed publications (including, for clarity, presentations) that relate to the Licensed Compound or Licensed Product in the Territory, other than any publication of Data resulting from clinical trials conducted by Hengrui or its Affiliates or licensees with respect to Development of Licensed Product for Regulatory Approval outside of the Territory, and (ii) Hengrui or its Affiliates or licensees will have the sole right to publish Data resulting from clinical trials conducted by Hengrui or its Affiliates or licensees with respect to Development of Product for Regulatory Approval outside of the Territory.
(b)
Each Party will submit to the other Party for such other Party’s review any proposed academic, scientific or medical peer reviewed publication by such Party or its Affiliates or licensees that relates to the Licensed Compound or Licensed Product or any Confidential Information of such other Party. Ideaya will also submit to Hengrui for its review any proposed academic, scientific or medical publication or public presentation that contains Licensed Know- How or Joint Know-How that has not been previously publicly disclosed or otherwise approved by Hengrui to be publicly disclosed, for the purposes of determining whether any portion of the proposed publication or presentation should be modified or deleted so as to preserve the value of such Licensed Know-How and Joint Know-How. Hengrui will also submit to Ideaya for its review any proposed academic, scientific or medical publication or public presentation that contains Licensed Know-How (relating to Exploitation of Licensed Compound or Licensed Product in the Territory) or Joint Know-How that has not been previously publicly disclosed or otherwise approved by Ideaya to be publicly disclosed, for the purposes of determining whether any portion of the proposed publication or presentation should be modified or deleted so as to preserve the value of such Licensed Know-How or Joint Know-How. Each Party will consider all comments provided by the other Party in good faith, including comments regarding the potential adverse impact on Exploitation of Licensed Compound or Licensed Product.
(c)
Written copies of any proposed publication or presentation required to be submitted hereunder will be submitted to the applicable Party within a reasonable time period before submission for publication or presentation (the “Review Period”). The Party receiving such submission will provide its comments with respect to such publications and presentations within [***] of its receipt of such written copy. The Review Period may be extended for an additional [***] in the event such receiving Party can, within [***] of receipt of the written copy, demonstrate reasonable need for such extension including for the preparation and filing of patent applications.
(d)
Each Party will comply, and will cause its Affiliates or licensees to comply, to the extent applicable, with (i) standard academic practice regarding authorship of scientific

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.27

publications and recognition of contribution of the other Party in any publication governed by this Section 11.5, including International Committee of Medical Journal Editors standards regarding authorship and contributions, and (ii) standard pharmaceutical industry accepted guidelines regarding promotional materials, including Pharmaceutical Research and Manufacturers of America (PhRMA) guidelines.
11.6
Prior Confidentiality Agreement. As of the Effective Date, the terms of this Article 11 will supersede any prior non-disclosure, secrecy or confidentiality agreement between the Parties (or their Affiliates) relating to the subject of this Agreement to the extent it applies to each Party’s rights and obligations relating to each other. Any information disclosed pursuant to any such prior agreement will be deemed Confidential Information for purposes of this Agreement.
11.7
Equitable Relief. Given the nature of the Confidential Information and the competitive damage that a Party would suffer upon unauthorized disclosure, use, or transfer of its Confidential Information to any Third Party, the Parties agree that monetary damages may not be a sufficient remedy for any breach of this Article 11. In addition to all other remedies, a Party will be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Article 11.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.27

ARTICLE 12

TERM AND TERMINATION

12.1
Term. This Agreement will commence on the Effective Date and unless terminated earlier as provided in this Article 12 will continue until the expiration of all Royalty Terms in the Territory (the “Term”). Upon expiration of the Royalty Term for a Licensed Product in a particular country (to the extent, for clarity, that the Agreement has not been terminated earlier as provided in this Article 12), the licenses granted by Hengrui to Ideaya under Section 2.1, with respect to such Licensed Product (and corresponding Licensed Compound) and such country will become non-exclusive, fully paid-up, royalty-free, perpetual, and irrevocable.
12.2
Termination by Mutual Agreement. The Parties may terminate this Agreement at any time upon mutual written agreement, in its entirety or, subject to the Parties’ agreement with respect to the effects of termination, with respect to one or more Licensed Products or countries.
12.3
Termination for Cause.
(a)
Material Breach. Each Party will have the right to terminate this Agreement upon written notice to the other Party if such other Party materially breaches this Agreement and has not cured such breach or such breach is not curable within [***] after notice of such breach from the non-breaching Party, provided that, if such breach is not reasonably capable of cure within such [***] period but is capable of cure, the breaching Party may submit a reasonable cure plan prior to the end of such [***] period, in which case, if the other Party agrees to such plan (such agreement not to be unreasonably withheld, conditioned or delayed), the other Party will not have the right to terminate this Agreement during an additional [***] period, so long as the breaching Party is using best efforts to implement such cure plan throughout such additional [***] period.
(b)
Disputed Breach. Unless and until the Parties have completed the dispute resolution procedures set forth in Article 14, then provided the Party alleged to be in breach continues to comply with its other obligations under this Agreement, including all payment obligations, during the pendency of any dispute, then the non-breaching Party will not have the right to terminate this Agreement under Section 12.3(a). It is understood and agreed that during the pendency of such dispute, all of the terms and conditions of this Agreement will remain in effect and the Parties will continue to perform all of their respective obligations.
(c)
Bankruptcy. To the extent permitted under Applicable Law, each Party will have the right to terminate this Agreement in its entirety upon written notice to the other Party if such other Party makes a general assignment for the benefit of creditors, files an insolvency petition in bankruptcy, petitions for or acquiesces in the appointment of any receiver, trustee, or similar officer to liquidate or conserve its business or any substantial part of its assets, commences under the laws of any jurisdiction any proceeding involving its insolvency, bankruptcy, reorganization, adjustment of debt, dissolution, liquidation, or any other similar proceeding for the release of financially distressed debtors or becomes a party to any proceeding or action of the type described above and such proceeding is not dismissed within [***] after the commencement thereof.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.27

12.4
Termination by Ideaya for Convenience. Ideaya will have the right to terminate this Agreement for any reason or no reason upon [***] written notice to Hengrui in its entirety.
12.5
Effects of Termination. Upon termination of this Agreement, the following will apply:

(a)
Upon termination of this Agreement pursuant to Section 12.2 or 12.4 or by

Hengrui pursuant to Section 12.3, the license granted to Ideaya in Section 2.1 will automatically terminate, and all other rights and obligations of the Parties under this Agreement will terminate (except for those rights that survive pursuant to Sections 12.5(a), 12.6 and 12.7).

(b)
Sublicense Survival. Upon an early termination of Ideaya’s license rights under this Agreement pursuant to Section 12.3 by Hengrui (and such early termination is not due in whole or in part to the actions or omissions of the applicable Third Party Sublicensee), (i) Ideaya will provide written notice to Hengrui within [***] following the notice of termination that it desires to have any Third Party Sublicensee to become a direct licensee of Hengrui of substantially identical scope as the sublicense granted by Ideaya or its Affiliates and on terms substantially identical to this Agreement (“Direct License”), (ii) during a period of [***] (or [***] if the [***] additional cure period in Section 12.3(a) applies) following the date of delivery of notice of termination of this Agreement pursuant to Section 12.3, Ideaya will respond, or will cause such Third Party Sublicensee to respond, promptly to Hengrui’s reasonable requests for true and correct information and documentation to enable Hengrui to confirm the compliance of such Sublicensee with all Applicable Laws and this Agreement, and (iii) if such Third Party Sublicensee is then not in material breach of the terms of this Agreement in regard to such sublicense, and is then in compliance with all Applicable Laws at the date of delivery of notice of termination of this Agreement, and if such Third Party Sublicensee agrees in writing to assume all applicable obligations of Ideaya under this Agreement, taking into consideration any differences in scope or territory between this Agreement and the applicable sublicense agreement, then (y) the Direct License will become effective, upon the effective date of termination of this Agreement, and such sublicense will terminate effective upon the effective date of the Direct License, and (z) Hengrui and such Third Party Sublicensee will promptly enter into a written agreement reflecting terms of the Direct License. Notwithstanding the foregoing, provided Ideaya and such Sublicensee have complied with the obligations to provide information under clause (ii) above, Hengrui has not completed its inquiries or review of information set forth above by the effective date of termination of this Agreement, such Direct License will automatically become effective upon the effective date of termination, subject to Hengrui’s right to terminate such Direct License in accordance with the terms thereof, and if Ideaya disputes Hengrui’s determination that any such Sublicensee was in material breach of the terms of this Agreement in regard to such sublicense, or was not in compliance with all Applicable Laws at the date of delivery of notice of termination of this Agreement, then the Parties may submit such dispute for resolution pursuant to Article 13, and this Agreement will not be terminated with respect to such Sublicensee during the pendency of such dispute resolution.

For clarity, upon any existing sublicense becoming a Direct License between Hengrui and such Third Party Sublicensee, any sales of products following the effective date of termination of this Agreement by such Third Party Sublicensee that would have been Licensed

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.27

Products under this Agreement will be considered Net Sales, and will be subject to the royalty obligations under the applicable Direct License.

(c)
Except in the event of termination of this Agreement by Hengrui pursuant to Section 12.3, Ideaya and its Affiliates and Sublicensees will have the right to sell any or all of the inventory of Licensed Products held by Ideaya and its Affiliates and Sublicensees as of the date of termination for a period of [***] following such termination, so long as such sales are made in the normal course consistent with Ideaya’s past practice and the applicable terms of this Agreement and Ideaya continues to comply with all of its payment, reporting and audit obligations hereunder with respect to the Licensed Products.
(d)
Each Party will immediately pay or cause to be paid to the other Party all sums which at the date of termination are due and payable to the other Party under this Agreement.
(e)
Notwithstanding anything to the contrary herein, if any clinical trial of a Licensed Product has been initiated at the time of termination, the terms of this Agreement will continue to apply as necessary to accomplish a safe and orderly wind-down of such clinical trials, at the cost and expense of Ideaya.
(f)
Subject to any rights retained by any applicable Sublicensee under Section 12.5(b), and subject to any payment obligations set forth in Section 12.5(f)(iii) and (iv):
(i)
With respect to all Regulatory Filings and all other regulatory documents necessary to further Develop and Commercialize the Licensed Products, as they exist as of the date of such termination, Hengrui shall determine in its sole discretion which of these shall be, at the reasonable cost and expense of Hengrui (i) assigned to Hengrui, and Ideaya shall provide to Hengrui a copy of the applicable documents and filings, together with the raw and summarized data for any preclinical and clinical studies of the Licensed Products or (ii) withdrawn or inactivated.
(ii)
To the extent not already in Hengrui’s possession, Ideaya shall, at Hengrui’s reasonable cost and expense, provide to Hengrui the tangible embodiments of all Know- How Controlled by Ideaya to the extent necessary for the Development, Manufacture and Commercialization of the Licensed Products in existence as of the date of such termination. Ideaya shall reasonably cooperate with Hengrui to assist Hengrui with understanding and Exploitation of the Know-How provided to Hengrui under this Section 12.5(f). Effective upon such termination date, Ideaya hereby grants to Hengrui a royalty-bearing, perpetual, worldwide, transferable, non- exclusive, freely sublicensable (through multiple tiers) right and license under such Know-How solely for Developing, Manufacturing and Commercialization the Licensed Products in the Field; provided that the applicable portions of such license will be contingent on payment by Hengrui to Ideaya of any and all payments payable, as a result of the grant of such license, by Ideaya or its Affiliates to any Third Party that Controls any such Ideaya Technology.
(iii)
To the extent Ideaya owns any trademarks or trade names (whether registered or unregistered, including applications therefor) or domain names that pertain specifically to the Licensed Product that Hengrui reasonably believes would be necessary or

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.27

reasonably useful for the Commercialization of a Licensed Product (as then currently marketed, but not including any marks that include any corporate name or logo of Ideaya), Ideaya shall, at Hengrui’s reasonable cost and expense, assign (or cause its Affiliate to assign) to Hengrui all of Ideaya’s (or such Affiliate’s) right, title and interest in and to such trademark, trade name or domain name.
(iv)
The foregoing subsections 12.5(f)(i), (ii), and (iii) will be royalty- bearing, and the Parties shall negotiate in good faith and mutually agree on a fair and reasonable royalty rate to be paid by Hengrui to Ideaya for the grant of a license and right of reference to Hengrui under the Ideaya Technology Controlled by Ideaya or its Affiliates as of the effective date of such termination that is necessary or reasonably useful for Hengrui to Develop, Commercialize and otherwise Exploit the Licensed Compounds and Licensed Product in the Field in the terminated portions of the Territory, which royalty rate shall account for the duration of the Term, the commercial viability of the Licensed Compounds and Licensed Product in the Field in the terminated portions of the Territory, the scope of the Ideaya Technology subject to the foregoing grant of rights and the amount and extent of Ideaya’s investments in such Ideaya Technology. If the Parties fail to reach an agreement on such royalty rate after [***] of negotiations, such royalty rate shall be determined through binding arbitration in accordance with Section 13.2.
12.6
Confidential Information. Upon termination of this Agreement, except to the extent that a Party obtains or retains the right to use the other Party’s Confidential Information, each Party will promptly return to the other Party, or delete or destroy, all relevant records and materials in such Party’s possession or Control containing Confidential Information of the other Party, pursuant to the other Party’s request; provided that such Party may keep one copy of such materials for archival purposes only subject to continuing confidentiality obligations or to the extent such Confidential Information is electronically archived in the ordinary course of the receiving Party’s business. Any such Confidential Information retained by the receiving Party pursuant to this Section 12.6 will remain subject to the obligations of non-disclosure and will not be used for any purpose other than to comply with Applicable Law.
12.7
Survival. Expiration or termination of this Agreement for any reason will not relieve the Parties of any obligation or right that has already accrued prior to such expiration or termination. Except as set forth below or elsewhere in this Agreement, the obligations and rights of the Parties under the following provisions will survive expiration or termination of this Agreement: Article 1 (as applicable), Article 6 (with respect to any payment obligations incurred prior to the date of notice of termination or expiration), Article 10, Article 11 (excluding Section 11.5), Article 13, and Article 14 and Sections 2.3, 2.5, 3.7(f) (solely with respect to any outstanding decisions and disputes at the time of termination or expiration), 7.1 through 7.2 (with respect to any payment obligations incurred prior to the date of notice of termination or expiration), 7.3, 7.4 through 7.5 (with respect to any payment obligations incurred prior to the date of notice of termination or expiration), 8.1, 8.2, 9.5, 12.5 (as applicable), 12.6, 12.7, and 12.8.
12.8
Exercise of Right to Terminate. The use by either Party of a termination right provided for under this Agreement will not give rise to the payment of damages or any other form of compensation or relief to the other Party with respect thereto; provided that termination of this Agreement will not preclude either Party from claiming any other damages, compensation, or relief that it may be entitled to upon such termination.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.27

ARTICLE 13 DISPUTE RESOLUTION

13.1
Resolution by Executive Officers. If a dispute as to matters arising under or relating to this Agreement or either Party’s rights and obligations hereunder arises, either Party may refer such dispute to the officer designated by the Chief Executive Officer of Ideaya and the officer designated by the Chief Strategy Officer of Hengrui (collectively, the “Executive Officers”), who will meet in person or by telephone within [***] after such referral to attempt in good faith to resolve such dispute. If such matter cannot be resolved by discussion of such officers within such [***] period, or such other time period as the Parties may agree to in writing, such dispute will be resolved in accordance with Section 13.2.
13.2
Arbitration.
(a)
Any dispute arising under or relating to this Agreement that is not resolved as provided in Section 13.1, may be submitted by either Party for resolution through binding arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce (“ICC”) as then in effect (the “ICC Rules”). Notwithstanding the foregoing, the Parties acknowledge and agree that the following disputes may be resolved by a competent court under the Applicable Laws: (i) disputes with respect to determining the validity, enforceability or infringement of any patent, (ii) any dispute relating to antitrust matters, and (iii) any other dispute that is not permitted under applicable law to be resolved by arbitration despite the existence of this Section 14.3.
(b)
The arbitration will be conducted by a panel of three (3) arbitrators, none of whom will be a current or former employee or director, or a then-current stockholder, of either Party, their respective then-current Affiliates, or any Sublicensee. Each Party will be entitled to appoint a co-arbitrator, and the two co-arbitrators so appointed will nominate the third arbitrator, who will act as the President of the Tribunal, within [***] of their appointment. If any Party or the co-arbitrators fail to make the appointment as provided herein, the ICC Court of Arbitration will make the appointment in accordance with the ICC Rules. The place of arbitration will be Hong Kong, and the arbitration and all communications and documents relating thereto will be conducted in English.
(c)
Document production in the arbitration will generally be conducted in accordance with the latest IBA Rules on the Taking of Evidence in International Arbitration.
(d)
The award will be final and unappealable, and judgment upon the award may be entered in any court of competent jurisdiction. The arbitrators will have no authority to award punitive or any other non-compensatory damages. The arbitrators will, unless they deem otherwise in the circumstances, order that all or part of the costs incurred by the prevailing Party in connection with the arbitration, including reasonable attorneys’ fees, be paid by the non- prevailing Party.

(e)
Except to the extent necessary to confirm or enforce an award or to accomplish the purpose of this Agreement, including to exercise its rights and to perform its

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.27

obligations under this Agreement or as may be required by Applicable Law, the existence, content, or results of an arbitration will be Confidential Information of each of the Parties, and neither a Party nor an arbitrator may disclose such Confidential Information without the prior written consent of the other Party, provided, however, each Party may disclose the content of the award to its Affiliates, Sublicensees and the licensees, employees, agents, consultants, contractors and other representatives who have a legitimate need to know the content of the award or as otherwise permitted under Article 11.
13.3
Payment Tolling. During the pendency of any dispute resolution proceeding between the Parties under this Article 13, the obligation to make any payment, or portion thereof, under this Agreement from one Party to the other Party, which payment, or portion thereof, is the subject, in whole or in part, of a proceeding under this Article 13, will be tolled until the final outcome of such dispute has been established. Any portion of a payment which is not in dispute will be paid in accordance with the terms of this Agreement.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.27

ARTICLE 14 GENERAL PROVISIONS

14.1
Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York, U.S., without giving effect to any rules of conflict of laws that would result in the application of the laws of any other jurisdiction.
14.2
Entire Agreement; Modification. This Agreement, including the exhibits, is both a final expression of the Parties’ agreement and a complete and exclusive statement with respect to all of its terms. This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written, or otherwise, concerning any and all matters contained herein. This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by the Parties to this Agreement.
14.3
Relationship Between the Parties. The Parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture, or similar business relationship between the Parties. Neither Party is a legal representative of the other Party, and neither Party can assume or create any obligation, representation, warranty, or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever.
14.4
Non-Waiver. The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement will neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a Party of a particular provision or right will be in writing, will be as to a particular matter and, if applicable, for a particular period of time and will be signed by such Party.
14.5
Assignment.
(a)
Neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party, whether by merger, consolidation, divesture, restructure, sale of stock, sale of assets, or otherwise, without the prior written consent of the other Party (which consent will not be unreasonably withheld, delayed or conditioned), except that: (i) either Party may assign or otherwise transfer this Agreement and its rights and obligations hereunder, without the other Party’s consent in connection with a Change of Control of such Party, to the successor of the Party in such Change of Control, provided that the assignee will expressly agree to be bound by the assigning Party’s obligations under this Agreement; (ii) either Party may assign or otherwise transfer this Agreement and its rights and obligations hereunder without the other Party’s consent to an Affiliate of such assigning Party, provided that the assigning Party will remain liable and responsible to the non-assigning Party for the performance and observance of all such duties and obligations by such Affiliate; and (iii) either Party may assign or otherwise transfer this Agreement and its rights and obligations hereunder without the other Party’s consent in connection with the sale, transfer or other disposition of all or substantially all of such Party’s assets to which this Agreement relates, provided that the assignee will expressly agree to be bound

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.27

by the assigning Party’s obligations under this Agreement.
(b)
As soon as practicable upon the entry by a Party to a definitive agreement that effects a Change of Control of such Party, such Party will provide written notice to other Party setting forth the name of the Third Party acquirer or the entity with or into which such Party will be merged or consolidated, as the case may be and such other details as the other Party may reasonably request in connection with such Change of Control.
(c)
In the event of (i) a Change of Control involving either Party, or (ii) the acquisition by either Party of all or substantially all of the business of a Third Party (together with any entities that were Affiliates of such Third Party immediately prior to such acquisition, an “Acquiree”), whether by merger, sale of stock, sale of assets or otherwise (an “Acquisition”), the Intellectual Property of the Third Party acquirer in a Change of Control, or the Acquiree, as applicable, that existed prior to the effective date of such Change of Control or Acquisition (or that is developed thereafter without any use of Intellectual Property of such Party or any of its Affiliates existing prior to the Change of Control or Acquisition or acquired or developed thereafter) will not be included in the Patent Rights, Know-How, or other Intellectual Property rights licensed or transferred hereunder by such Party to the other Party, or otherwise subject to this Agreement.
(d)
The rights and obligations of the Parties under this Agreement will be binding upon and inure to the benefit of the permitted successors and permitted assigns of the Parties specified above, and the name of a Party appearing herein will be deemed to include the name of such Party’s permitted successors and permitted assigns to the extent necessary to carry out the intent of this section. Any assignment not in accordance with this Section 14.5 will be null and void.
14.6
Severability. If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable, or illegal by a court of competent jurisdiction, such adjudication will not, to the extent feasible, affect or impair, in whole or in part, the validity, enforceability, or legality of any remaining portions of this Agreement. All remaining portions will remain in full force and effect as if the original Agreement had been executed without the invalidated. unenforceable, or illegal part.
14.7
Notices. Any notice to be given under this Agreement must be in writing and delivered either in person, by (a) air mail (postage prepaid) requiring return receipt, (b) internationally-recognized overnight courier, or (c) email confirmed thereafter by any of the foregoing, to the Party to be notified at its address(es) given below, or at any address such Party may designate by prior written notice to the other in accordance with this Section 14.7. Notice will be deemed sufficiently given for all purposes upon the earliest of: (i) the date of actual receipt;

(ii) if air mailed, [***] after the date of postmark; (iii) if delivered by overnight courier, the [***] after dispatch; or (iv) if sent by email, the date of confirmation of receipt if during the recipient’s normal business hours and followed up via delivery pursuant to subsection (i), (ii), or (iii) above.

If to Ideaya, notices must be addressed to: IDEAYA Biosciences, Inc.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.27

[***]

with a copy (which alone will not constitute notice) to: IDEAYA Biosciences, Inc.

[***]

If to Hengrui, notices must be addressed to:

Jiangsu Hengrui Pharmaceuticals Co., Ltd. [***]

with a copy (which alone will not constitute notice) to: Jiangsu Hengrui Pharmaceuticals Co., Ltd.

[***]

14.8
Force Majeure. Each Party will be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such Party’s reasonable control, including Acts of God, fire, flood, explosion, earthquake, pandemic flu, or other natural forces, war, civil unrest, acts of terrorism, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, or any other event similar to those enumerated above. Such excuse from liability will be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the Party has not caused such event(s) to occur. Notice of a Party’s failure or delay in performance due to force majeure must be given to the other Party within [***] after its occurrence. All delivery dates under this Agreement that have been affected by force majeure will be tolled for the duration of such force majeure. In no event will any Party be required to prevent or settle any labor disturbance or dispute.
14.9
Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by one Party to the other Party are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws. The Parties agree that a Party that is a licensee of such rights under this Agreement will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party to this Agreement under the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws, the other Party will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in its possession, will be promptly delivered to it (a) upon any such commencement of a bankruptcy or insolvency proceeding upon its written request therefor, unless the bankrupt Party

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.27

elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under (a) above, following the rejection of this Agreement by or on behalf of the bankrupt Party upon written request therefor by the other Party.
14.10
Designation of Affiliates. Each Party may discharge any obligations and exercise any rights hereunder through delegation of its obligations or rights to any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and will cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement will be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.
14.11
Interpretation. The headings of clauses contained in this Agreement preceding the text of the sections, subsections, and paragraphs hereof are inserted solely for convenience and ease of reference and will not constitute any part of this Agreement, or have any effect on its interpretation or construction. All references in this Agreement to the singular will include the plural where applicable. Unless otherwise specified, references in this Agreement to any Article will include all Sections, subsections, and paragraphs in such Article, references to any Section will include all subsections and paragraphs in such Section, and references in this Agreement to any subsection will include all paragraphs in such subsection. The word “including” and similar words means including without limitation. The word “or” means “and/or” unless the context dictates otherwise because the subjects of the conjunction are mutually exclusive. The words “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision. All references to days in this Agreement mean calendar days, unless otherwise specified. Ambiguities and uncertainties in this Agreement, if any, will not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist. This Agreement has been prepared in the English language and the English language will control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral, or other communications between the Parties regarding this Agreement will be in the English language.
14.12
Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as necessary or appropriate in order to carry out the purposes and intent of this Agreement.
14.13
Counterparts; Electronic or Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which will be an original, but all of which together will constitute one instrument. This Agreement may be executed and delivered electronically or by facsimile and upon such delivery such electronic or facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other Party.

[SIGNATURE PAGE FOLLOWS]

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.27

In Witness Whereof, the Parties have caused this License Agreement to be executed and entered into by their duly authorized representatives as of the Effective Date.

JIANGSU HENGRUI PHARMACEUTICALS CO., LTD.	IDEAYA BIOSCIENCES, INC.
By: /s/ Frank Jiang	By: /s/ Yujiro Hata
Name: Frank Jiang	Name: Yujiro Hata
Title: Chief Strategy Officer	Title: Chief Executive Officer

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.27

Exhibit 11.4 PRESS RELEASE

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.27

IDEAYA Biosciences Enters Exclusive License with Hengrui Pharma for SHR-4849, a Novel Phase 1 DLL3 Topo-I-Payload ADC Targeting SCLC and NET Solid Tumors

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Exclusive global license outside of Greater China for SHR-4849, a Phase 1 DLL3-targeting Topo-I-payload antibody drug conjugate (ADC)
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DLL3 highly expressed in Small Cell Lung Cancer (SCLC) and Neuroendocrine Tumors (NETs), respectively 85% and 20-40%
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Rational combination opportunities with IDEAYA’s DNA Damage Repair (DDR) clinical pipeline, including Phase 1 PARG inhibitor IDE161
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Targeting US IND filing for SHR-4849 in H1 2025

SOUTH SAN FRANCISCO, CALIFORNIA and SHANGHAI, China, December 29, 2024 /PRNewswire/

-- IDEAYA Biosciences, Inc. (NASDAQ: IDYA), a precision medicine oncology company committed to the discovery and development of targeted therapeutics, announced that it has entered into an exclusive license agreement for SHR-4849, a novel DLL3-targeting Topo-I-payload ADC program with Jiangsu Hengrui Pharmaceuticals Co., Ltd. (Hengrui Pharma, SHA: 600276), an innovative global pharmaceutical company headquartered in China focused on unmet clinical needs. Under the terms of the agreement, IDEAYA will develop and commercialize SHR-4849 worldwide outside of Greater China.

"There is significant unmet medical need in DLL3-expressing solid tumors, and we are excited by the opportunity to develop SHR-4849, which has monotherapy potential in SCLC and NETs. SHR-4849 is competitively well positioned with first-in-class potential in the DLL3 topo-I-payload ADC field, a therapeutic area that has demonstrated preliminary monotherapy clinical validation in SCLC," said Yujiro

S. Hata, Chief Executive Officer and Founder, IDEAYA Biosciences. “In addition, SHR-4849 accelerates IDEAYA’s strategic objective to develop wholly-owned rational clinical combinations of topo-payload based ADCs with our PARG inhibitor IDE161, where we observe enhanced preclinical combination efficacy versus evaluated topo-payload ADCs alone," said Daniel A. Simon, Chief Business Officer, IDEAYA Biosciences.

Frank Jiang, Chief Strategy Officer and Board Director, Hengrui Pharma, said "SHR-4849 is a novel DLL3 targeting ADC showing encouraging early clinical signals in small-cell lung cancer with a manageable safety profile. We are delighted to partner with IDEAYA to support the development of this ADC globally, which furthers our goal of delivering innovative medicines for the benefit of patients around the world."

SHR-4849 has shown promising antitumor activity in preclinical studies, including tumor regression as a monotherapy in multiple models. This drug is currently being evaluated in a Phase 1 clinical trial for advanced solid tumors in China (NCT06443489). In the ongoing Phase 1 dose escalation, SHR-4849 has reached therapeutic dose levels where multiple partial responses have been observed as of the data cut-off date of December 10, 2024. Among 11 evaluable small cell lung cancer (SCLC) subjects treated at therapeutic dose levels, 8 partial responses by RECIST 1.1 were observed, resulting in an overall response rate of ~73% (including both confirmed and unconfirmed responses, all unconfirmed responses were pending further evaluation). As of the data cut-off date, treatment related adverse events (TRAEs) were predominantly Grade 1 or 2, and the Phase 1 dose escalation is ongoing with no reported drug-related discontinuations, and the maximum tolerated dose has not yet been reached. The most common TRAEs

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.27

observed were white blood cell count decreased, anemia, neutrophil count decreased, nausea and platelet count decreased.

IDEAYA is targeting to file a US IND for SHR-4849 in the first half of 2025.

DLL3 has been reported to be expressed in multiple solid tumor types, including in SCLC and Neuroendocrine Tumors at approximately 85% and 20-40%, respectively, based on the Human Protein Atlas database. DLL3 has limited extracellular expression in normal tissues, making it a promising therapeutic target in these tumor types, for which there remains significant unmet medical need.

Under the terms of the agreement, Hengrui Pharma is eligible to receive upfront and milestone payments totaling $1.045 billion, including a $75m upfront fee, up to $200m in development and regulatory milestone payments, plus commercial success-based milestones. Hengrui is also eligible to receive mid- single to low-double digit royalties on net sales outside of Greater China. The upfront and projected research and development costs, including potential milestone payments, does not change the earlier provided IDEAYA guided cash out runway of at least 2028.

About IDEAYA Biosciences

IDEAYA is a precision medicine oncology company committed to the discovery and development of targeted therapeutics for patient populations selected using molecular diagnostics. IDEAYA's approach integrates capabilities in identifying and validating translational biomarkers with drug discovery to select patient populations most likely to benefit from its targeted therapies. IDEAYA is applying its early research and drug discovery capabilities to synthetic lethality – which represents an emerging class of precision medicine targets.

About Hengrui Pharma

Jiangsu Hengrui Pharmaceuticals Co., Ltd. (Hengrui Pharma) is an innovative global pharmaceutical company focused on unmet clinical needs, with a strong track record of scientific and technological innovation. Since its first innovative drug approval in 2011, Hengrui Pharma has invested more than $5.4 billion in R&D and set up 14 R&D centers in Lianyungang, Shanghai, the U.S., and Europe. It has 9 major manufacturing sites and a global R&D team of more than 5,000 professionals. Hengrui Pharma has independently established a number of leading technology platforms such as its ADC platform, proteolysis targeting chimera (PROTAC), molecular gels, bi/multi-specific antibodies, and AI molecular design, which provide a strong foundation for innovative R&D. Hengrui strives for continued innovation and collaboration with global partners to serve a healthy China and benefit patients around the world.

Forward-Looking Statements

This press release contains forward-looking statements, including, but not limited to, statements related to

(i) the timing of a potential IND filing, (ii) potential development strategies, (iii) the estimated potential addressable market and (iv) the potential therapeutic benefits of IDEAYA therapeutics. Such forward- looking statements involve substantial risks and uncertainties that could cause IDEAYA's preclinical and clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the drug development process, including IDEAYA's

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.27

programs' early stage of development, the process of designing and conducting preclinical and clinical trials, the regulatory approval processes, the timing of regulatory filings, the challenges associated with manufacturing drug products, IDEAYA's ability to successfully establish, protect and defend its intellectual property, and other matters that could affect the sufficiency of existing cash to fund operations. IDEAYA undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of IDEAYA in general, see IDEAYA's Annual Report on Form 10-K dated February 20, 2024 and any current and periodic reports filed with the U.S. Securities and Exchange Commission.

Investor and Media Contact IDEAYA Biosciences Andres Ruiz Briseno

SVP, Head of Finance and Investor Relations investor@ideayabio.com

SOURCE IDEAYA Biosciences, Inc., Jiangsu Hengrui Pharmaceuticals Co., Ltd. Sources

2024 AACR. Abstract 3146/27

Rojo, F., at al., International Real-World Study of DLL3 Expression in Patients with Small Cell Lung Cancer. Lung Cancer. 2020;147:237–243

Tanaka, K., at al., Prevalence of Delta-like protein 3 expression in patients with small cell lung cancer. Lung Cancer. 2018 Jan:115:116-120

Yao, J., at al.,DLL3 as an Emerging Target for the Treatment of Neuroendocrine Neoplasms. The Oncologist, 2022, 27, 940–951

Ali, G., at al., Prevalence of Delta-Like Protein 3 in a Consecutive Series of Surgically resected Lung Neuroendocrine Neoplasms. Front. Oncol. 11:729765.

Song, H., at al., Expression of Notch receptors and their ligands in pancreatic ductal adenocarcinoma. Exp Ther Med 16: 53-60, 2018

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.